EXHIBIT 10.1

PURCHASE AGREEMENT

by and among

ABG-JUICY LLC,

as the Buyer,

FIFTH & PACIFIC COMPANIES, INC.,

as the Seller

and

JUICY COUTURE, INC.

Dated as of October 7, 2013

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

Exhibits

Exhibit A	Contribution and Assumption Agreements
Exhibit B	License Agreement
Exhibit C	Company Organizational Documents
Exhibit D	Privacy Policy

Annexes

Annex A	Equity Commitment Letter
Annex B	Guarantee

Disclosure Letters

Seller Disclosure Letter

Buyer Disclosure Letter

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of October 7, 2013, by and among ABG-Juicy LLC, a Delaware limited liability company (the “Buyer”), Fifth & Pacific Companies, Inc., a Delaware corporation (the “Seller”) and Juicy Couture, Inc., a California corporation (“JCI”) (each, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding Equity Interests of JCI;

WHEREAS, the Seller will cause a newly formed Delaware limited liability company (the “Company”) to be formed as a wholly-owned subsidiary of JCI;

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding Equity Interests of the Company (the “Company Shares”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, JCI desires to sell to the Buyer, and the Buyer desires to purchase from JCI, all of the Juicy Global IP Assets (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Closing hereunder the Seller shall and shall cause the Company,  JCI and other Seller Subsidiaries party thereto to execute (i) the Contribution  and Assumption Agreement substantially in the form of Exhibit A hereto pursuant to which, among other things and subject to the limitations therein, JCI will assign and contribute to the Company certain assets of JCI and the Company shall assume certain liabilities of JCI and (ii) instruments of assignment for Trademarks, Copyrights, patents and domain names, and each of the Seller Assignment and Assumption Agreements substantially in the forms attached to such Contribution and Assumption Agreement (such documents being the “Pre-Closing Transfer Documents” the transactions effectuated thereby being collectively referred to as the “Pre-Closing Transactions”);

WHEREAS, after giving effect to the Pre-Closing Transactions, the Company’s Assets and Liabilities shall be comprised solely of the Juicy IP Assets (other than the Juicy Global IP Assets) and the Juicy Assumed Liabilities (other than those related to the Juicy Global IP Assets), each as defined below; and

WHEREAS, at Closing the Seller and the Buyer shall execute and deliver a License Agreement substantially in the form of Exhibit B hereto (the “License”) so as to provide for an orderly wind-down of the Business (as defined below) by the Seller in accordance with the terms of the License.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1       Definitions.  For purposes of this Agreement:

(a)        “ABL Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of April 18, 2013, among the Seller, Kate Spade Canada Inc. and Kate Spade UK Limited, as borrowers, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent and J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, as the same may be amended, amended and restated, supplemented and otherwise modified from time to time.

(b)        “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided that neither any Person that owns Equity Interests of the Seller nor any Affiliate of such Person shall be deemed to be an Affiliate of the Seller solely by virtue of such Person’s ownership of Equity Interests of the Seller.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, from and after Closing, the Company shall not be considered an Affiliate of the Seller.

(c)        “Ancillary Agreements” means: (i) the License, (ii) the Specified Collaboration Letters and (iii) the Pre-Closing Transfer Agreements.

(d)        “Applicable Exchange” means the New York Stock Exchange.

(e)        “Assets” means assets, properties, rights, franchises, licenses, permits, Contracts, real property leases, Intellectual Property, accounts receivable, inventory, causes of action and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased or licensed, whether or not reflected in the books and records thereof.

(f)        “Business” means the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including to accessories, jewelry and handbags), e-commerce, licensing and other operations conducted anywhere in the world under or in connection with the “Juicy Couture” brand, including all derivations thereof.

(g)        “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

(h)        “Buyer Material Adverse Effect” means any event that would prevent, materially impair or materially delay the consummation of the Stock Purchase and Global IP Purchase by the Buyer.

(i)         “CGCL” means the General Corporation Law of the State of California.

(j)         “Code” means the Internal Revenue Code of 1986, as amended.

(k)        “Commonly Controlled Entity” means any Person that, together with any Company or Subsidiary thereof, is treated as a single employer under Section 414 of the Code.

(l)         “Company Employee” means any individual who as of an applicable date of reference is employed by the Seller or any of its Subsidiaries (other than the Company), and whose services primarily relate to the Business.  The Company Employees as of the date of this Agreement are listed in Section 1.1(l) of the Seller Disclosure Letter, which will be updated by the Seller as of five (5) days before the Closing Date, and shall include the entity employing each Company Employee.  An individual shall be deemed employed on a date of reference even though such individual is absent from work on such date due to illness, injury, military service or mobilization or other authorized absence, including due to disability, pregnancy, parental leave, personal leave of absence or lay-off.

(m)       “Company Shares” means the Company’s issued and outstanding limited liability company membership interests upon formation of the Company in accordance with the Company Organizational Documents.

(n)        “Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition, including any foreign investment Laws.

(o)        “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

(p)        “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code or (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, in the case of each of the foregoing clauses (i) through (iv), with respect to the Company or any Subsidiary thereof or any Commonly Controlled Entity.

(q)        “Copyrights” means all United States and foreign copyrights (whether registered or unregistered) including copyright applications and registrations and all other works of authorship, including patterns, designs, promotional materials, artwork and website content, together with all moral rights of authors.

(r)        “Dollars” or “$” means United States dollars.

(s)        “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (ii) general principles of equity.

(t)         “Equity Interests” means:  (i) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (ii) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (iii) any warrants, options, agreements to issue, convertible or exchangeable securities, subscriptions, other rights or obligations (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

(u)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v)        “Excluded Intellectual Property” means any Intellectual Property described on Section 1.1(v) of the Seller Disclosure Letter.

(w)       “Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Power), Section 4.2 (Corporate Authorization), Section 4.3 (Enforceability), Section 4.6 (Capitalization of the Company), Section 4.12 (Brokers), Section 5.1 (Organization and Power), Section 5.2 (Corporate Authorization), Section 5.3 (Enforceability), Section 5.9 (No Regulatory Impediment), Section 5.10 (Investment Intent), Section 5.11 (Brokers) and Section 5.12 (Independent Investigation).

(x)        “GAAP” means the United States generally accepted accounting principles as in effect on the date hereof or for the period with respect to which such principles are applied.

(y)        “Governmental Authority” means: (i) any federal, state, provincial, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, or (iii) any subdivision of any of the foregoing.

(z)        “Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer, or (ii) paid by such third-party insurer on behalf of an insured, in either case net of any applicable premium adjustment, Taxes, retrospectively rated premium, deductible, self-insured retentions, costs of collection or cost of reserve paid or held by or for the benefit of such insured.

(aa)      “Intellectual Property” means all: (i) inventions, United States or foreign patents, patent applications, utility models, statutory invention registrations, together with all divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and any other post-grant proceedings thereof related to the foregoing, (ii) Trademarks, (iii) Copyrights, (iv) trade secrets under applicable Law, including confidential and proprietary information and know-how, processes, formulae, methods and data, (v) rights of publicity, and (vi) all other intellectual property and industrial property recognized under applicable Law.

(bb)      “Juicy Acquired Contracts” means the Contracts listed on Section 1.1(bb)(i) of the Seller Disclosure Letter and all rights and obligations of the Company and any of its Affiliates thereunder; provided, that with respect to each of the Specified Collaboration Letters, such Contract shall only be considered a Juicy Acquired Contract to the extent of the rights and obligations of JCI and no rights or obligations of any other party thereto shall be assigned or assumed under the Pre-Closing Transactions; provided, further, that with respect to any of the distribution Contracts listed on Section 1.1(bb)(ii), no purchase order received thereunder prior to Closing shall be considered a Juicy Acquired Contract and no rights or obligations in respect of such purchase order shall be assigned or assumed under the Pre-Closing Transactions.

(cc)      “Juicy Assumed Legal Actions” means the Legal Actions described on Section 1.1(cc) of the Seller Disclosure Letter and all offensive Legal Actions commenced by the Company or the Seller in respect of any Juicy IP Assets following the date hereof; provided, however, that no offensive Legal Action commenced following the date hereof shall be deemed to be a Juicy Assumed Legal Action unless the Buyer, in its sole discretion, shall agree to assume such offensive Legal Action when such Legal Action is commenced.

(dd)      “Juicy Assumed Liabilities” means (i) all Liabilities of the Seller and any of its Affiliates under or in respect of any Juicy Acquired Contracts to the extent incurred from and after the Closing, excluding Liabilities arising out of breaches or violations of or claimed breaches or violations of, or amounts due under, such Juicy Acquired Contracts that relate to periods prior to the Closing or that result from the consummation of the transactions contemplated hereby, (ii) all Liabilities incurred as a result of the ownership or operation of the Juicy IP Assets from and after Closing, and (iii) any Liabilities with respect to the Juicy Assumed Legal Actions.

(ee)      “Juicy Global IP Assets” means all of the Business Registered IP (as defined below) that is registered or issued, or for which an application has been filed and is pending, in a foreign jurisdiction, including all that is listed on Section 1.1(ff) of the Seller Disclosure Letter, together with all goodwill associated therewith, remedies against infringement thereof, and rights to protection of interests provided thereby; (ii) all claims, causes of action and other legal rights and remedies, whether or not known as of the Closing, relating to the ownership of the above-listed Juicy Global IP Assets, including any Juicy Assumed Legal Actions; and (iii) all other rights of any kind whatsoever of the Seller or any of its Affiliates accruing thereunder or pertaining thereto, including the rights to (a) apply for and maintain all registrations, issuances, renewals and extensions thereof, (b) bring actions or otherwise recover for infringements, dilutions or other violations thereof, and the right to the profits or damages due or accrued, arising out of or in connection with any and all past, present or future infringements thereof, and (c) create derivative works thereof.

(ff)       “Juicy IP Assets” means all of the Intellectual Property used or held for use in the conduct of the Business that is owned by the Seller or any of its Affiliates, including but not limited to: (i) the Intellectual Property listed on Section 1.1(ff)(i) of the Seller Disclosure Letter, together with all goodwill associated therewith, remedies against infringement, dilutions or other violations thereof, and rights to protection of interests provided thereby; (ii) social media sites (e.g., Facebook, Twitter, Tumblr) operated as part of the Business; (iii) all customer lists, historical samples, designs, prototypes, molds and kits, sample books, prototypes, tech packs, promotional and advertising materials, archive files or other similar items used in connection with the Business in the possession and control of the Seller or its Affiliates; (iv) all claims, causes of action and other legal rights and remedies, whether or not known as of the Closing, relating to the ownership of the above-listed Juicy IP Assets, including any Juicy Assumed Legal Actions, but excluding claims against the Buyer under any Juicy Acquired Contract to the extent such claim asserts a breach, default or violation of such Contract as a result of the transactions contemplated herein, and, in the case of each of the foregoing, excluding the Excluded Intellectual Property, and (v) all other rights of any kind whatsoever of the Seller or any of its Affiliates accruing thereunder or pertaining thereto, including the rights to (a) apply for and maintain all registrations, issuances, renewals and extensions thereof, (b) bring actions or otherwise recover for infringements, misappropriations, dilutions or other violations thereof and the right to the profits or damages due or accrued, arising out of or in connection with any and all past, present or future infringements, misappropriations, dilutions or other violations thereof, and (c) create derivative works thereof.

(gg)      “Juicy Retained Assets” means all Assets of the Company (other than the Juicy IP Assets, the Juicy Acquired Contracts and any amounts payable to the Buyer under Section 2.3), as they exist immediately prior to the Closing.

(hh)      “Juicy Retained Liabilities” means all Liabilities of the Seller or any of its Affiliates, other than Juicy Assumed Liabilities.

(ii)        “Knowledge” means, when used with respect to the Buyer or the Seller, the actual knowledge of the Persons set forth in Section 1.1(ii) of the Buyer Disclosure Letter or the Seller Disclosure Letter, respectively, in each case, assuming the reasonable discharge of such individual’s professional responsibility.

(jj)        “Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority or Order.

(kk)      “Legal Action” means any claim, action, suit, arbitration, investigation, litigation, suit or other civil, administrative or criminal proceeding by or before a Governmental Authority, including opposition and cancellation proceedings involving third parties before the Trademark Trial and Appeal Board or the United States Patent and Trademark Office and other equivalent offices of Governmental Authorities authorized to adjudicate opposition and cancellation proceedings.

(ll)        “Liabilities” means any and all indebtedness, liabilities or obligations of any kind, whether accrued or fixed, contingent, known or unknown, absolute, inchoate or otherwise, determined or determinable.

(mm)    “Liens” means any mortgages, liens, pledges, security interests, claims, retention of title, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(nn)      “Material Adverse Effect” means (a) any change, circumstance, occurrence or event that is or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Juicy IP Assets, taken as a whole, or the Company’s ability to license the Juicy IP Assets, or (b) any change, circumstance, occurrence or event that would, or would reasonably be expected to, prevent, materially impair or materially delay the consummation of the transactions contemplated hereby and under the Ancillary Agreements by the Seller and its Affiliates; provided, that the term “Material Adverse Effect” shall not include any such effect or event directly or indirectly relating to or arising from or in connection with (i) any national, international or any foreign or domestic regional economic, financial, or social or political conditions (including changes therein), (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof, whether resulting from any default or ratings downgrade of the indebtedness of any Governmental Authority or otherwise), (iii) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (iv) changes affecting the fashion or apparel industry in general or seasonal fluctuations in the Business, (v) any change in the market price or trading volume of any securities or indebtedness of the Seller or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Seller or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Seller to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Seller or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (provided, that this clause (v) shall not exclude consideration of the underlying cause of any of the foregoing in this clause (v)), (vi) the actual or threatened occurrence, escalation, outbreak or worsening of any war, police action or military or civil conflicts, whether pursuant to the declaration of an emergency or war or otherwise, (vii) any acts of terrorism, (viii) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any other national, international or regional calamity, (ix) the process (including all discussions with third parties) leading to the execution or announcement of this Agreement, or the execution or announcement of this Agreement, or the consummation of this Agreement and the transactions contemplated hereby, including the identity of the Buyer or any of its Affiliates, Representatives or financing sources, (x) any actions taken, or not taken, with the written consent, waiver or at the written request of the Buyer, (xi) any breach of this Agreement by the Buyer, and (xii) any failure by the Seller to meet internal or other estimates or financial projections (provided, that this clause (xii) shall not exclude consideration of the underlying cause of any such failure in this clause (xii)) except, in the case of clauses (i), (ii), (iii), (iv),(vi), (vii) or (viii) to the extent any such effect has a disproportionate adverse impact on the Company or the Juicy IP Assets, taken as a whole, relative to other similarly situated companies which operate in the same industries (and solely with respect to subclauses (vii) and (viii), geographies) as the Company.

(oo)      “Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

(pp)      “Owned Intellectual Property” means, (i) after giving effect to the Pre-Closing Transactions, all Intellectual Property owned by the Company, and (ii) all Juicy Global IP Assets.

(qq)      “Permitted Lien” means (i) any Lien for Taxes which are not yet due or which are being contested in good faith, and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or Liabilities set forth on Section 8.1(c) of the Seller Disclosure Letter, (iii) non-monetary Liens or other imperfections of title, if any, that are not materially adverse to the Business, (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice and those licenses set forth on Section 4.7 of the Seller Disclosure Letter; and (v) Liens, other than those related to Intellectual Property arising in the ordinary course of business, that do not, individually or in the aggregate, materially detract from the value of or materially impair the present use by the Company or the Business of the properties they affect.

(rr)       “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including any Governmental Authority, and including any successor by merger or otherwise, of any of the foregoing.

(ss)       “Purchase Price” means an amount equal to $195,000,000.

(tt)        “Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.

(uu)      “Representatives” means, when used with respect to the Buyer or the Seller, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of the Buyer or the Seller, as applicable, and their respective Subsidiaries.

(vv)      “Rights” means any rights, title, interest or benefit of whatever kind or nature.

(ww)    “Secured Notes Indenture” means the Indenture dated as of April 7, 2011 between the Seller and U.S. Bank, National Association, as Trustee and Collateral Agent, relating to the Seller’s 10.50% Senior Secured Notes due 2019, as amended by the First Supplemental Indenture, dated September 21, 2011, the Second Supplemental Indenture, dated October 7, 2011 and the Third Supplemental Indenture, dated December 27, 2012, and as the same may be further amended, amended and restated, supplemented and otherwise modified from time to time.

(xx)      “Securities Act” means the U.S. Securities Act of 1933, as amended.

(yy)      “Seller Business” means the business of the Seller and its Subsidiaries, including relating to the design, wholesale, retail and marketing of women’s, men’s and children’s apparel, accessories and fragrance products internationally, but excluding the Business.

(zz)      “Seller Group” means, collectively, (i) the Seller and (ii) the Subsidiaries of the Seller (other than the Company).

(aaa)    “Seller Parties” means each member of the Seller Group that is party to this Agreement or any of the Pre-Closing Transaction Documents.

(bbb)    “Specified Collaboration Letters” means collectively the letters described on Section 1.1(bbb) of the Seller Disclosure Letter, each in the form last provided to the Buyer.

(ccc)    “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests).

(ddd)    “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements filed or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(eee)    “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, charges, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto, and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated taxes, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and including any liability for such amounts arising under Regulation 1.1502-6 (or any comparable provision of state, provincial, local or foreign tax Law), or as a transferee or successor or pursuant to a contractual obligation to indemnify any person or other entity for any of the foregoing pursuant to a Tax Sharing Agreement.

(fff)     “Trademarks” means any United States or foreign trademarks, service marks, trade names, trade dress, logos, domain names, brand names, websites, slogans, corporate names and other source or business identifiers (whether registered or unregistered), together with the goodwill associated with any of the foregoing and all registrations, applications for registration, renewals and extensions of any of the foregoing.

ARTICLE II
PURCHASE AND SALE OF THE COMPANY SHARES

Section 2.1       Purchase and Sale of the Juicy Global IP Assets.  Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from JCI, and the Seller agrees to cause JCI to sell to the Buyer all of the Juicy Global IP Assets (the “Global IP Purchase”) at the closing of the transactions contemplated hereby (the “Closing”), for the consideration specified in Section 2.3(a) free and clear of all Liens other than Permitted Liens.

Section 2.2       Purchase and Sale of the Company Shares.  Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from JCI, and JCI shall, and the Seller agrees to cause JCI to, sell to the Buyer, all of the Company Shares (the “Stock Purchase”) at the Closing, immediately following the purchase described in Section 2.1 for the consideration specified in Section 2.3(b) free and clear of all Liens.

Section 2.3       Payment of Purchase Price.  At the Closing, the Buyer shall pay the Purchase Price in immediately available funds by wire transfer to an account or accounts that have been designated by the Seller to the Buyer not less than two (2) Business Days prior to the Closing.

Section 2.4       Reconciliation of Royalty Payments.

(a)        With respect to each Juicy Acquired Contract, within ninety (90) days after the Closing Date, or as soon thereafter as reasonably practicable based on the reporting periods under each applicable Juicy Acquired Contract, the Seller shall, with the assistance of the Buyer, prepare in good faith a written calculation (the “Final Reconciliation”) of (x) the actual amount by which (i) the license fees, franchise fees, royalty fees, marketing fees (including, without limitation, Imagefund fees), or other fees, payments, consideration or compensation with respect to each such Juicy Acquired Contract (“Royalties”) earned by the Seller or any of its Affiliates prior to the Closing Date exceeded (or, as applicable, was exceeded by) (ii) the amount of Royalties collected by the Seller with respect to such Juicy Acquired Contract as of the Closing Date, and (y) the actual amount by which (i) any marketing fees payable by the Seller or any of its Affiliates (the “Seller Marketing Fees”) prior to the Closing Date exceeded (or as applicable was exceeded by) (ii) the amount of such Seller Marketing Fees paid by the Seller or any of its Affiliates with respect to such Juicy Acquired Contract as of the Closing Date.  The calculation of the Royalties and Seller Marketing Fees shall be made in accordance with GAAP and consistent with past practice of the Seller and its Affiliates.

(b)        For purposes of the calculation described in Section 2.4(a) above, the Royalties with respect to each Juicy Acquired Contract shall have been or be earned by any member of the Seller Group, on the one hand, and the Company, on the other hand,  and the Seller Marketing Fees with respect to each applicable Juicy Acquired Contract shall have been or be payable by any member of the Seller Group, on the one hand, and the Company, on the other hand, pro rata based on the percentage of the applicable royalty period for each such Juicy Acquired Contract during which the Seller Group member or the Company, as applicable, owned the Juicy Acquired Contract.

(c)        The Final Reconciliation shall become final and binding on the twentieth (20th) Business Day following delivery thereof, unless prior to the end of such period, the Buyer delivers to the Seller written notice of disagreement (a “Notice of Disagreement”) specifying the nature of any dispute as to the Royalties or Seller Marketing Fees, as set forth in the Final Reconciliation.  The Buyer shall be deemed to have agreed with all items and amounts of the Royalties and/or Seller Marketing Fees not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(d).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Royalties and/or Seller Marketing Fees as reflected on the Final Reconciliation not being calculated in accordance with this Section 2.4.

(d)        During the twenty (20) Business Day period following delivery of a Notice of Disagreement by the Buyer to the Seller, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Royalties and/or Seller Marketing Fees as specified therein.  Any disputed items resolved in writing between the Seller and the Buyer within such twenty (20) Business Day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Seller and the Buyer have not resolved all such differences by the end of such twenty (20) Business Day period, the Buyer and the Seller shall, within fifteen (15) Business Days following such twenty (20) Business Day period, submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Royalties and the Seller Marketing Fees, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Royalties and the Seller Marketing Fees, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Royalties and the Seller Marketing Fees that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm shall be BDO USA, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer.  The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.8.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e)        The costs of any dispute resolution pursuant to Section 2.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne equally by the Seller and the Buyer. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f)        (i) The Seller will cause JCI and its Affiliates and (ii) the Buyer will, and will cause the Company, in each case, to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of JCI and the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4.

(g)        If the Royalties earned by the Seller or any of its Affiliates prior to the Closing Date exceed the amount of the Royalties collected by the Seller or any of its Affiliates as of the Closing Date, then with respect to such Juicy Acquired Contract, the Buyer shall remit the amount of the difference to the Seller out of Royalties actually collected by the Buyer (provided, that the Buyer shall use commercially reasonable efforts to collect such amounts) by check or wire transfer within the latest to occur of (i) ten (10) days of the Final Reconciliation, (ii) receipt by the Buyer of a final and binding determination of the amount of such Royalties pursuant to the terms of this Section 2.4, as applicable, or (iii) if such Royalties have not yet been collected by the Buyer, ten (10) days after the date such Royalties are collected (if they are collected).  If the Royalties collected by the Seller or any of its Affiliates as of the Closing Date exceed the Royalties earned by the Seller or any of its Affiliates prior to the Closing Date, with respect to such Juicy Acquired Contract, the Seller shall remit the amount of the difference to the Buyer by check or wire transfer within the latest to occur of (i) ten (10) days of the Final Reconciliation and (ii) receipt by the Seller of a final and binding determination of the amount of such Royalties pursuant to the terms of this Section 2.4, as applicable.  If the Seller Marketing Fees payable by the Seller or any of its Affiliates prior to the Closing Date exceed the amount of Seller Marketing Fees paid by the Seller or any of its Affiliates as of the Closing Date, with respect to such Juicy Acquired Contract, the Seller shall remit the amount of the difference to the Buyer by check or wire transfer within the latest to occur of (i) ten (10) days of the Final Reconciliation and (ii) receipt by the Seller of a final and binding determination of the amount of such Seller Marketing Fees pursuant to the terms of this Section 2.4, as applicable.  If the Seller Marketing Fees paid by Seller or any of its Affiliates as of the Closing Date exceed the Seller Marketing Fees payable by the Seller or any of its Affiliates prior to the Closing Date, with respect to such Juicy Acquired Contract, the Buyer shall remit the amount of the difference to the Seller by check or wire transfer within the latest to occur of (i) ten (10) days of the Final Reconciliation and (ii) receipt by the Buyer of a final and binding determination of the amount of such Royalties pursuant to the terms of this Section 2.4, as applicable.

Section 2.5       Purchase Price Allocation.  The Buyer shall prepare a preliminary allocation of the Purchase Price among the Juicy Global IP Assets and the assets of the Company, in each case in accordance with Section 1060 of the Code and the applicable Regulations or comparable provisions for state, local and foreign Tax Law (together, the “Allocation”).  The Buyer shall forward a draft of the Allocation to the Seller for the Seller’s review and comment no later than seventy-five (75) days following the Closing Date.  If the Seller disputes any item on the Allocation, it shall notify the Buyer of such disputed item (or items) and the basis for its objection in writing, and the Buyer shall consider such objection in good faith (and if the Buyer rejects such objection, it shall notify the Seller of such rejection and the basis for its rejection in writing) before finalizing the Allocation (the “Final Allocation”).  If the Buyer assigns the right to acquire the Juicy Global IP Assets to an Affiliate that is not a “United States person” (as defined in Section 7701(a)(30) of the Code), the Parties shall agree on the allocation of the Purchase Price between the Juicy Global IP Assets, on the one hand, and the Company Shares, on the other hand, prior to the Closing Date, and the Allocation and the Final Allocation shall be consistent with such allocation.  The Buyer and the Seller and their respective Affiliates shall be bound by the Final Allocation for all Tax purposes.  The Buyer and the Seller shall file, and shall cause their respective Affiliates, to file, all Tax Returns in a manner consistent with the Final Allocation and shall take no position contrary thereto unless required to do so by applicable Law or a final determination.

Section 2.6       Earnout.  The Seller may be entitled to receive an additional payment as described in this Section 2.6 from the Buyer after the Closing, upon the terms and subject to the conditions set forth herein.

(a)        As soon as practicable (and in any event no later than April 15, 2016, the Buyer shall deliver to the Seller a certificate executed by an executive officer of the Buyer (the “Certificate”) setting forth the Buyer’s calculation of 2015 Royalties (as defined below), together with reasonable supporting documentation (including a copy of financial statements for any New Licensor (as defined below) of the Juicy IP Assets or Juicy Acquired Contracts (collectively the “Juicy Assets”) for the calendar year ended December 31, 2015 and all written reports from any third party with respect to the Juicy Assets for such year).  If any financial statements are delivered to lenders with respect to the Juicy Assets for all or any part of such year, the Buyer shall include a copy of such financial statements.

(b)        If 2015 Royalties exceeds $35,000,000 (the “Royalties  Target”), then the Buyer shall promptly (but in any event within five (5) Business Days following delivery of the Certificate) pay to the Seller an amount in cash by wire transfer to an account designated by the Seller in writing the amount that is equal to the amount by which the 2015 Royalties exceeds the Royalties Target, but no more than $10,000,000 in the aggregate.

(c)        As used herein, (i) “2015 Royalties” means the aggregate amount of all royalty revenues and income earned from distributors and partners by a New Licensor under each license, distribution or partnership agreement pursuant to which a New Licensor exploits Juicy Assets (or if higher all guaranteed minimum royalties or income under such agreement) during calendar year ending December 31, 2015 but excluding any common marketing funds or similar payments to the extent committed or spent by a New Licensor during calendar year ending December 31, 2015; and (ii) “New Licensor” means, collectively, the owners of any right, title or interest in Juicy Assets during such calendar year, which for the avoidance of doubt shall include the Company and the Buyer and any successor or assign thereto.

(d)        The Buyer shall afford, and shall cause the New Licensor to afford, to the Seller and any accountants, counsel or other Representatives retained by the Seller during reasonable business hours and upon reasonable notice to the Buyer, direct access to, and, to the extent applicable, paper and electronic copies of, the properties, books, contracts, personnel, Representatives (including the New Licensor’s accountants) and records of the New Licensor, their respective Subsidiaries and such Representatives (including the work papers of the New Licensor’s accountants) that are reasonably relevant to the review of the Certificate and the calculation of 2015 Royalties in accordance with this Section 2.6.  Except to the extent disclosure is required by applicable Law, the Seller agrees that it shall, and shall use reasonable best efforts to cause any accountants, counsel or other Representatives retained by the Seller to, hold all information acquired pursuant to this Section 2.6(d) in confidence in accordance with Section 7.1.

(e)        No rights or interests of the Seller pursuant to this Section 2.6 may be sold, assigned, transferred, donated, contributed, pledged, hypothecated, encumbered or otherwise disposed of, in whole or in part, other than (i) pursuant to a transfer, sale or other disposition of a majority of the outstanding equity and voting interests of the Seller or a sale of all or substantially all of the assets of the Seller, (ii) assignments or transfers to any of the Seller’s Affiliates, or (iii) as collateral security to any lender to the Seller or an Affiliate of the Seller.

(f)        The Buyer shall give the Seller written notice of any material non-ordinary course transaction by the Company, the Buyer or their respective Subsidiaries that would reasonably be likely to impact the identity of the parties responsible for the obligations hereunder or the amount of 2015 Royalties (including any sale or other disposition to a party that is not an Affiliate of Buyer of the Juicy Assets) and shall cause any successor or assign to the Juicy Assets representing, when combined with all prior permitted sales and dispositions, more than 50% of the revenue or income of the Juicy Assets for the prior twelve month period (the “Juicy Successor”) to assume the obligations of the Buyer hereunder in an instrument delivered in writing to, and for the express benefit of, the Seller.  Notwithstanding any such sale or disposition, the Buyer shall remain fully liable for all obligations under this Section 2.6 unless the Juicy Successor is a single entity assuming all obligations of the Buyer hereunder as aforesaid.  The Buyer and the Seller shall negotiate in good faith to adjust the determination of 2015 Royalties, the Royalties Target and/or other provisions of this Section 2.6 as necessary to preserve the original intent hereof and to maintain the Seller’s ability to earn the maximum amount of cash available hereunder.

Section 2.7       Withholding.  The Buyer shall be entitled to deduct and withhold from the Purchase Price payable pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold for U.S. federal income tax purposes with respect to the making of such payment under the Code or Regulations and shall pay over to the appropriate Governmental Authority any amounts so withheld.  Any such withheld amounts that are so paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the payee in respect of whom such deduction and withholding was made.  To the extent that the Buyer becomes aware of any applicable U.S. federal withholding Taxes, the Buyer (i) shall provide prompt written notice to the Seller of the amount of such Tax and (ii) shall consult with the Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required.  The Buyer and the Seller agree to use their commercially reasonable efforts to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement.

ARTICLE III
CLOSING

Section 3.1       Closing.  Subject to the terms and conditions of this Agreement, the Closing shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 9:00 a.m., Eastern time, on the third (3rd) Business Day after the day on which the conditions set forth in ARTICLE VIII (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) are satisfied or waived in accordance with this Agreement; provided, that the Seller may, upon two (2) Business Days prior written notice to the Buyer, delay the Closing for up to fifteen (15) days, but in no event to a date that is later than the 30th day following the date hereof, as reasonably necessary to prepare all filings and financial reporting required under applicable securities Laws in connection with the transactions contemplated hereby or any related restructurings associated herewith; or (b) at such other place and time as the Buyer and the Seller may agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”

Section 3.2       Deliveries by the Seller.  At the Closing, the Seller shall deliver to the Buyer the following:

(a)        Ancillary Agreements.  To the extent not previously delivered, the Ancillary Agreements to which the Company and/or any Affiliate of the Seller is a party, duly executed by the Company and any Affiliate of the Seller;

(b)        Officer’s Certificate.  The certificate, signed by an executive officer of the Seller, to be delivered pursuant to Section 8.2(c);

(c)        Organizational Documents.  True and complete copies of the executed form of operating agreement and the certificate of formation of the Company, each of which shall be substantially in the form attached hereto as Exhibit C (collectively, the “Company Organizational Documents”), along with customary evidence of the filing of the certificate of formation with the Secretary of State of Delaware; and

(d)        Release of Liens.  Evidence (including Intellectual Property security interest releases in a form ready for filing with the United States Patent and Trademark Office, United States Copyright Office and the other applicable Governmental Authorities where evidence of Liens against Owned Intellectual Property have been recorded), that as of the Closing, (i) the Company Shares are free and clear of all Liens (except for any Liens arising under federal or state securities laws), including in favor of the lenders and the agent under the ABL Credit Agreement and the collateral agent under the Secured Notes Indenture, (ii) the Company is released from its obligations in respect of each of the ABL Credit Agreement and the Secured Notes Indenture, including copies of consent under the ABL Credit Agreement, the termination and release letters from the agent under the ABL Credit Agreement and the collateral agent under the Secured Notes Indenture and the supplemental indentures to the Secured Notes Indenture, in each case, as described in Section 8.1(c).

Section 3.3       Deliveries by the Buyer.  At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following:

(a)        Purchase Price.  (i) An amount in cash equal to the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing no later than two (2) Business Days prior to the Closing;

(b)        Ancillary Agreements.  To the extent not previously delivered, the Ancillary Agreements to which the Buyer or any of its Affiliate is a party duly executed by the Buyer and such Affiliates; and

(c)        Officer’s Certificate.  The certificate, signed by an executive officer of the Buyer, to be delivered pursuant to Section 8.3(c).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Seller to the Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Letter”) (each of which shall qualify only the specifically identified section or subsection hereof to which such section of the Seller Disclosure Letter relates and shall not qualify any other provisions of this Agreement or any Ancillary Agreement), the Seller hereby represents and warrants to the Buyer that:

Section 4.1       Organization and Power.  Each of the Seller Parties is, and upon formation of the Company in accordance with the Company Organizational Documents, the Company shall be, duly organized, validly existing and in good standing, to the extent such good standing is recognized under each relevant jurisdiction, under the Laws of its jurisdiction of organization.  The Company will have, when formed in accordance with the Organizational Documents, the requisite power and authority to own, lease and operate the Juicy IP Assets.

Section 4.2       Corporate Authorization.  Each of the Seller Parties  has, and upon formation of the Company in accordance with the Company Organizational Documents, the Company shall have, all necessary corporate power and authority to enter into, deliver and perform this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Stock Purchase, the Global IP Purchase and the transactions contemplated by the Ancillary Agreements.  The execution, delivery and performance of this Agreement by the Seller and JCI, the execution, delivery and performance of the Ancillary Agreements by the Company and the Seller Parties, and the consummation by the Company and the Seller Parties of the Stock Purchase, the Global IP Purchase and the transactions contemplated by the Ancillary Agreements have been duly and validly authorized by all necessary corporate, shareholder and other action on the part of the Company and the Seller Parties.

Section 4.3       Enforceability.  This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by the Seller, the Company (as applicable) and any applicable member of the Seller Group which is party to any Ancillary Agreement.  This Agreement constitutes, and upon execution and delivery, each Ancillary Agreement to which the Company or a member of the Seller Group is a party shall constitute, a legal, valid and binding agreement of the Company or such member of the Seller Group, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.4       Governmental Authorizations.  Assuming that the representations and warranties of the Buyer contained in Section 5.4 are true and correct, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Parties, the consummation by the Seller Parties of the Stock Purchase and the Global IP Purchase and compliance by the Seller with any of the provisions hereof, does not and will not require any consent, approval or other authorization of, or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”) other than:

(a)        the filing with the Securities and Exchange Commission (the “SEC”) of any filings and reports that may be required in connection with this Agreement, the Global IP Purchase and the Stock Purchase under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”);

(b)        compliance with applicable Competition Laws; and

(c)        the filing with the applicable Governmental Authority of such documents as are necessary to record and effectuate the transfer of the Business Registered IP to the Company and the Buyer (as applicable).

Section 4.5       Non-Contravention.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, the Company (for any Ancillary Agreement to which it is a party) and any applicable member of the Seller Group which is party to any Ancillary Agreement, the consummation by the Seller and JCI of the Stock Purchase and the Global IP Purchase and the compliance by the Seller, the Company (for any Ancillary Agreement to which it is a party) and any applicable member of the Seller Group which is party to any Ancillary Agreement with any of the provisions hereof and thereof, does not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of the Seller, or those organizational documents of any applicable member of the Seller Group which is party to any Ancillary Agreement or the Company Organizational Documents, (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Seller, any applicable member of the Seller Group which is party to any Ancillary Agreement or the Company or by which any of the Juicy IP Assets are bound, assuming that all Governmental Authorizations described in Section 4.4 have been obtained or made, or (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of any member of the Seller Group or the Company under any of the Juicy Acquired Contracts.

Section 4.6       Capitalization of the Company; Business History.

(a)        A complete and accurate list of the authorized and outstanding Equity Interests of the Company, upon formation of the Company in accordance with the Company Organizational Documents, is set forth on Section 4.6(a) of the Seller Disclosure

Letter.  All such outstanding Equity Interests will be, upon formation of the Company in accordance with the Company Organizational Documents, directly owned as of the date thereof beneficially and of record by JCI.  Upon formation of the Company in accordance with the Company Organizational Documents, JCI will have good and valid title to the Company Shares free and clear of all Liens (except for any Liens arising under federal or state securities laws and Liens to be released as contemplated under Section 8.1(c)).  The Company Shares will, as of Closing, constitute all of the issued and outstanding equity interests of the Company.  Upon payment of the Purchase Price to the Seller at the Closing, and subject to satisfaction or waiver of the conditions to closing under Article VIII, the Seller will cause JCI to convey good and valid title to the Company Shares to the Buyer, free and clear of all Liens (except for any Liens arising under federal or state securities laws), Orders, Contracts and other limitations whatsoever.

(b)        Upon formation of the Company in accordance with the Company Organizational Documents,  all outstanding Equity Interests of the Company shall be  duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(c)        There are no Equity Interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, rights to acquire, agreements to issue, convertible or exchangeable securities, subscriptions, other rights or obligations (including any preemptive rights), calls or commitments of any character whatsoever, relating to the Equity Interests of the Company, to which the Company is a party or is bound that provide for the issuance, delivery or sale of Equity Interests of the Company, in each case excluding this Agreement and each Ancillary Agreement.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Seller Group.

(d)        There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company is a party with respect to the voting of any shares of Equity Interests of the Company and there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company.  There are no bonds, debentures or notes issued by the Company that entitle the holder thereof to vote together with stockholders of the applicable member on any matters.

(e)        As of Closing, the Company will not have conducted any business other than (i) its organization, (ii) the Pre-Closing Transactions and (iii) the other transactions contemplated hereunder and under the Ancillary Agreements.

(f)        The Company has no Subsidiaries.

(g)        The Company does not own any Equity Interests or have any joint ventures.

Section 4.7       Juicy Acquired Contracts.  Except as may be set forth on Section 4.7 of the Seller Disclosure Letter, the Juicy Acquired Contracts include (a) all Contracts pursuant to which the Seller or any of its Affiliates grants any Person the right to use any Juicy IP Assets, and all Intellectual Property settlement and coexistence agreements relating to any Juicy IP Assets (collectively, “Outbound IP Licenses”), (b) all agreements under which a third party grants to the Seller or any of its Affiliates any license of Intellectual Property that is used in the conduct of the Business as currently conducted, other than any agreements under which a third party grants to the Seller or any of its Affiliates (i) an enterprise-wide license of software used generally in connection with the operation of the Seller Business and the Business and that was not specifically developed or customized for use in the Business or (ii) a license of software used in connection with the Seller’s e-commerce platform (collectively, “Inbound IP Licenses” and, together with the Outbound IP Licenses, the “Business IP Licenses”), and (c) all distribution agreements pursuant to which the Seller or any of its Affiliates distributes products of the Business.  Section 1.1(bb) of the Seller Disclosure Letter sets forth an accurate and complete list of all Juicy Acquired Contracts.  Each Juicy Acquired Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or applicable member of the Seller Group, as the case may be.  Neither the Company, nor any member of the Seller Group nor, to the Knowledge of Seller, any other party thereto, is in default or breach of the terms of any Juicy Acquired Contract and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company or applicable member of the Seller Group or, to the Knowledge of the Seller, any other party thereto.   No termination of any Business IP License (other than as a result of expiration of such Business IP License in accordance with its terms) is pending or, to the Knowledge of the Seller, threatened.

Section 4.8       Labor; Controlled Group Liabilities.

(a)        As of the date hereof, except as disclosed on Section 4.8 of the Seller Disclosure Letter, (i) neither the Seller nor the Company is party to, bound by, negotiating or required to negotiate any collective bargaining or similar agreement governing the rights of and obligations to any Company Employee or former Company Employee, (ii) to the Knowledge of the Seller, no Person, labor organization or other trade union holds bargaining rights with respect to any Company Employee and (iii) to the Knowledge of the Seller, no Person, labor organization or other trade union has applied to be certified as the bargaining agent of any Company Employee.  There are no pending or, to the Knowledge of the Seller, threatened, and since January 1, 2010, have been no, strikes, lockouts, union organization activities (including but not limited to union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes in respect of the Business, any Company Employees or any former Company Employees.  All Company Employees are legally permitted to work in the United States or other jurisdiction in which they are employed.  The Company has no, and has never had any, employees, including Company Employees, or independent contractors.

(b)        There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any material Controlled Group Liability to the Company or any Subsidiary thereof.  The Company does not sponsor or maintain, and is not a party to, and has never sponsored, maintained or been a party to, any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, or any other employee benefit plan, program, agreement or arrangement.  No employee benefit plan, program, agreement or arrangement for the benefit of current or former Company Employees or dependents thereof who perform (or performed) services or who are (or were) employed outside of the United States could reasonably be expected to result in any material Liability being imposed upon the assets of the Company.

Section 4.9       Intellectual Property.

(a)        The Company owns and possesses (or will, after giving effect to the Pre-Closing Transactions, own and possess) all right, title and interest in and to all of the Juicy IP Assets (other than the Juicy Global IP Assets), free and clear of all Liens (other than Permitted Liens).  JCI owns and possesses (or will, after giving effect to the Pre-Closing Transactions, own and possess) all right, title and interest in and to all of the Juicy Global IP Assets, free and clear of all Liens (other than Permitted Liens).  Section 4.9(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all Intellectual Property that is owned by the Seller or any of its Affiliates and used in connection with the conduct of the Business that is registered, issued or the subject of a pending application for registration, identifying for each such registration and pending registration application (i) its registration (as applicable) and application numbers and the relevant Governmental Authority, (ii) its owner of record and, if different, its beneficial owner, (iii) its current status, and (iv) in the case of Trademarks, the international class of goods or services specified in such registration or application (the “Business Registered IP”).  Neither the Seller nor any of its Affiliates has been granted any exclusive license under any Intellectual Property that is owned by a third party and that is used exclusively or primarily in the conduct of the Business as currently conducted.  Except as set forth on Section 4.9(b) of the Seller Disclosure Letter, all Business Registered IP will be included in the Juicy IP Assets and owned by the Company (in the case of all Juicy IP Assets other than the Juicy Global IP Assets) and by JCI (in the case of the Juicy Global IP Assets) after giving effect to the Pre-Closing Transactions.  All Business Registered IP (other than any pending applications included therein) is in effect and subsisting and, to the Knowledge of the Seller, valid and enforceable.  Except as may be set forth on Section 4.9(a) of the Seller Disclosure Letter, JCI, and any of its Affiliates in whose name any Business Registered IP has been applied for, have taken commercially reasonable actions to avoid the abandonment, and to prosecute through registration or issuance, all of the material Business Registered IP and, to the Knowledge of the Seller, there is not any reasonable basis for a determination that any of the Business Registered IP is or, upon issuance or registration, would be invalid or unenforceable; provided, that no representation or warranty is made under any provision of this Agreement that any pending application included in the Business Registered IP will proceed to registration or issuance in the applicable intellectual property office where such application has been filed.  Except as indicated on Section 4.9(a) of the Seller Disclosure Letter, no Business Registered IP is subject to any fees or other payments, or other actions falling due before the date that is one hundred fifty (150) days following the date hereof.

(b)        Except as set forth on Section 4.9(b) of the Seller Disclosure Letter, during the prior three years, (i) neither the Seller nor any of its Affiliates has received written notice of any adverse claim by a third party relating to the Juicy IP Assets (including any claim contesting or challenging the registrability, validity or enforceability of any Business Registered IP or the ownership or right to use any Juicy IP Asset), whether such claim was asserted against the Company or JCI or any of its Affiliates or against any licensee, distributor or customer thereof, and the Seller has no Knowledge that a reasonable basis for any such claim exists; and (ii) the Seller and its Affiliates have not received any notice, offer to license, or claim in writing from any Person (a) challenging JCI’s, the Company’s or any of their licensees, distributors’ or customers’ right to use any Intellectual Property, or (b) alleging that the conduct of the Business, including the use or exploitation of any of the Juicy IP Assets by JCI, the Company or their Affiliates or by any of their licensees or distributors or customers, infringes, misappropriates, violates or dilutes any Intellectual Property of any Person or constitutes unfair competition.  Except as set forth on Section 4.9(b) of the Seller Disclosure Letter and excluding all claims and proceedings related to counterfeit goods that reasonably could not be expected to have, either individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Seller, no third party is infringing, misappropriating, diluting or otherwise violating any of the Company’s or any of its Affiliates’ rights to any of the Juicy IP Assets or engaging in any activities that constitute unfair competition with respect to the Business.  The Company and its Affiliates have implemented commercially reasonable procedures to monitor for and take action to stop infringement of the Trademarks included in the Juicy IP Assets and the sale of counterfeit products that infringe any of such Trademarks and have taken commercially reasonable steps to preserve and protect the Business Registered IP and other Owned Intellectual Property and to maintain the confidentiality of any of their trade secrets relating to the Business.  Except as set forth on Section 4.9(b) of the Seller Disclosure Letter, no Business Registered IP is or in the prior two (2) years has been involved in any opposition, cancellation, interference, reissue, reexamination or similar proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect to any of the Business Registered IP.  To the Knowledge of the Seller, no Juicy IP Asset is subject to any outstanding order, judgment, decree or stipulation issued by a Governmental Authority restricting the use, licensing or other exploitation thereof by the Company or any of its Affiliates.

(c)        Neither the execution, delivery and performance by the Seller of this Agreement, nor the consummation by the Seller of the Closing and the other transactions contemplated by this Agreement will: (i) constitute a material breach of or default under any Business IP License; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any rights granted under any Business IP License or otherwise result in the modification of any rights or obligations of the Company or any of its Affiliates, as applicable, under any Business IP License; or (iii) materially impair the right of the Company to use, possess, sell, license or otherwise exploit as applicable any Juicy IP Asset.

(d)        Except as set forth on Section 4.9(b) of the Seller Disclosure Letter, other than the licenses granted under any of the Business IP Licenses, neither the Company nor any of its Affiliates have entered into agreements pursuant to which a license has been granted by the Company or such Affiliate to any third party for use of any Juicy IP Asset.

(e)        Except for the Excluded Intellectual Property and as set forth on Section 4.7 of the Seller Disclosure Letter, the Juicy IP Assets (i) include all Intellectual Property owned by or exclusively licensed to the Seller or any of its Affiliates used or held for use in connection with the conduct of the Business as currently conducted and (ii) together with the Intellectual Property licensed to the Company under the Juicy Acquired Contracts, constitute all of the Intellectual Property rights used in, and necessary for, the conduct of the Business as currently conducted.  The Juicy IP Assets include all Trademarks owned by the Seller or any of its Affiliates that are used or held for use exclusively or primarily in connection with the conduct of the Business as currently conducted.

Section 4.10     Taxes.

(a)        (i) To the Knowledge of the Seller, all income Tax Returns and (ii) all other material Tax Returns, in each case, required to be filed by or with respect to the income, assets or operations of JCI have been timely filed, and all such Tax Returns are true, complete and correct in all material respects. All income and other material Tax Returns required to be filed by or with respect to the income, assets or operations of the Company have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b)        All Taxes of JCI and the Company shown to be due on the Tax Returns referred to in Section 4.10(a) and all other material Taxes of JCI and the Company have been fully and timely paid, other than Taxes being contested in good faith and for which adequate reserves have been provided in the Financial Statements.  All Taxes of JCI and the Company incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of JCI and the Company in accordance with GAAP.

(c)        As of the date hereof, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the payment, collection, assessment or reassessment of, Taxes of JCI or the Company for any taxable period and no request for any such extension or waiver is currently pending.

(d)        Neither JCI nor the Company has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the laws of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than any such Tax Return for which the Seller is the parent).

(e)        As of the date hereof, no material deficiencies asserted in writing or material assessments made as a result of the examinations of any of the Tax Returns referred to in Section 4.10(a) are currently outstanding.  Neither JCI nor the Company is currently contesting the Tax liability of the Company or JCI with respect to any Tax Return referred to in Section 4.10(a) before any court, tribunal or agency.

(f)        As of the date hereof, neither JCI nor the Company is currently the subject of an audit, examination or other material proceeding with respect to any Tax Return referred to in Section 4.10(a) by any Governmental Authority (and no such audit, examination or proceeding is pending or, to the Knowledge of the Seller, threatened in writing).

(g)        All material Taxes that the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(h)        Since January 1, 2009, no written claim has been made by any Governmental Authority in a jurisdiction where JCI or the Company does not file Tax Returns that JCI or the Company, as applicable, is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(i)         JCI and the Company have delivered or made available to the Buyer copies of each of the Tax Returns (or, in the case of consolidated, unitary or combined Tax Returns, pro forma returns) for income Taxes filed on behalf of JCI and the Company since 2009.

(j)         The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(k)        There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party (including the Seller and any predecessors or Affiliates thereof) under which the Buyer or the Company could be liable for any Taxes or other claims of any party, other than any such agreement not primarily concerned with the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”).

(l)         The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (e) a change in the accounting method of the Company or JCI pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, or (f) an election pursuant to Section 108(i) or the Code.

(m)       During the two- (2-) year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(n)        Neither JCI nor the Company has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(o)        The Company is and has been treated as a disregarded entity for U.S. federal and state income tax purposes for all taxable periods since the date of its formation, and no election has been filed with respect to the Company to cause it to be treated as an association taxable as a corporation for U.S. federal or state income tax purposes.

(p)        Section 4.8 and this Section 4.10 constitutes the exclusive representations and warranties of the Seller with respect to Taxes.  No representation or warranty contained in this Section 4.10 (excluding representations or warranties contained in Section 4.10(d), Section 4.10(k), Section 4.10(l) and Section 4.10(m)) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date.

Section 4.11     Litigation.  After giving effect to the Pre-Closing Transactions, there are no Legal Actions pending or, to the Knowledge of the Seller, threatened against or otherwise affecting the Company or the Juicy IP Assets.  There are no Orders outstanding against the Company.

Section 4.12     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Stock Purchase or the Global IP Purchase from the Company based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries.

Section 4.13     Absence of Certain Changes.

(a)        Except as set forth in Section 4.13(a) of the Seller Disclosure Letter, since December 29, 2012, there has not occurred any Material Adverse Effect.

(b)        Except as set forth on Section 4.13(b) of the Seller Disclosure Letter and except for matters relating to the transactions contemplated by this Agreement or the Ancillary Agreements and except as would be permitted after the date hereof under Section 6.1, since December 29, 2012, the Seller and its Affiliates have conducted business with respect to the Juicy IP Assets only in the ordinary and usual course.

Section 4.14     Financial Data.  Section 4.14 of the Seller Disclosure Letter sets forth a schedule of certain unaudited selected financial data related to the Business for the fiscal year ended December 29, 2012 and the two quarters ended June 29, 2013 (collectively, the “Financial Data”).  The Financial Data has been prepared from the books and records of the Seller and its Affiliates and fairly present in all material respects in accordance with GAAP consistently applied (subject to the absence of notes and year-end adjustments) the net sales of the Business and the licensing revenue associated with the Juicy Acquired Contracts for the periods ended on such dates.

Section 4.15     Suppliers and Distributors.  Section 4.15 of the Seller Disclosure Letter sets forth (a) a list of the five (5) largest suppliers of the Business (by dollar amount) for the twelve (12) months ended as of June 29, 2013 (the “Major Suppliers”) and (b) a list of all distributors of the Business during first three fiscal quarters of 2013.  Since January 1, 2013 to the date hereof, to the Knowledge of the Seller, no Major Supplier has threatened to materially and adversely change its relationship with the Business.

Section 4.16     No Undisclosed Liabilities.  Other than the Juicy Assumed Liabilities, the Company has no Liabilities.

Section 4.17     No Other Representations or Warranties.  Except as and to the extent expressly set forth in this ARTICLE IV, in any Ancillary Agreement, or in any agreement, certificate or instrument delivered pursuant to this Agreement, the Seller and its Representatives and Affiliates do not make any representations or warranties, express or implied, with respect to the Company, or any of its businesses, assets or liabilities, to the Buyer or any other Person and hereby disclaims all liability and responsibility for any other representation or warranty made, communicated, or furnished to the Buyer or such other Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Buyer to the Seller concurrently with the execution of this Agreement (the “Buyer Disclosure Letter”) (each of which shall qualify only the specifically identified section or subsection hereof to which such section of the Buyer Disclosure Letter relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), the Buyer represents and warrants to the Seller that:

Section 5.1       Organization and Power.  The Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 5.2       Corporate Authorization.  The Buyer has all necessary corporate power and authority to enter into, deliver and perform this Agreement and the Ancillary Agreements to which the Buyer is a party and to consummate the Stock Purchase, the Global IP Purchase and the transactions contemplated by the Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party by the Buyer and the consummation by the Buyer of the Stock Purchase and Global IP Purchase, and the transactions contemplated by the Ancillary Agreements to which it is a party have been duly and validly authorized by all necessary corporate action on the part of the Buyer.

Section 5.3       Enforceability.  This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon execution and delivery, each Ancillary Agreement to which the Buyer is a party shall constitute, a legal, valid and binding agreement of the Buyer, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.4       Governmental Authorizations.  Assuming that the representations and warranties of the Seller contained in Section 4.4 are true and correct, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer, the consummation by the Buyer of the Stock Purchase and Global IP Purchase, and compliance by the Buyer with any of the provisions hereof and thereof, do not and will not require any Governmental Authorization, other than compliance with applicable Competition Law.

Section 5.5       Non-Contravention.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer, the consummation by the Buyer of the Stock Purchase and the Global IP Purchase and the compliance by the Buyer with any of the provisions hereof or thereof, does not and will not: (a) contravene or conflict with, or result in any violation or breach of, any provision of its organizational documents or (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Buyer or any of its Subsidiaries or by which any assets of the Buyer or any of its Subsidiaries (“Buyer Assets”) are bound.

Section 5.6       Sufficient Funds; Equity Financing.

(a)        The Buyer’s obligations hereunder and under the License are not subject to any conditions regarding the Buyer’s or any other Person’s ability to obtain financing for the consummation of this Agreement and the License and the other transactions contemplated hereby and thereby.

(b)        The Buyer has obtained, and has provided the Seller with, a true and complete copy of an executed equity commitment letter, a copy of which is annexed hereto as Annex A (the “Equity Commitment Letter”), from Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. (collectively, the “Sponsor”) to provide equity financing to the Buyer to which the Seller is an express third party beneficiary subject to the terms thereof of an amount necessary to consummate the transactions contemplated by this Agreement.  The Equity Commitment Letter is a legal, valid and binding obligation of the Buyer and the other parties thereto, enforceable in accordance with its terms. The Equity Commitment Letter is in full force and effect, and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. The Buyer is not in breach of any of the terms or conditions set forth in the Equity Commitment Letter, and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. The net proceeds from the Equity Commitment Letter (together with cash from the Buyer and its Affiliates) will be sufficient to consummate the Global IP Purchase and the Stock Purchase and all other payments contemplated under this Agreement and the Ancillary Agreements on the Closing, including the Buyer’s costs and expenses and the Purchase Price, in each case on the terms and conditions contained in this Agreement or the Ancillary Agreements, as applicable, and there is not, nor will there be, any restriction on the use of such cash for such purpose.

Section 5.7       Guarantee.  Concurrently with the execution of this Agreement, the Buyer has delivered to the Seller a guarantee of the Sponsor, a copy of which is annexed hereto as Annex B, in favor of the Seller dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Guarantee”) pursuant to which the Sponsor has guaranteed the payment of the Purchase Price by the Buyer and performance of all obligations of the Buyer (including all obligations to cause Affiliates to perform obligations). The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantee.

Section 5.8       Litigation.  There are no Legal Actions pending or, to the Knowledge of the Buyer, threatened, against the Buyer or its Affiliates that would have a Buyer Material Adverse Effect.  There are no Orders outstanding against the Buyer that would have a Buyer Material Adverse Effect.

Section 5.9       No Regulatory Impediment.  The Buyer is not aware of any fact relating to the Buyer or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the Parties to obtain, on a timely basis, any Governmental Authorization, Permit, Order, consent, declaration or approval of, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the Stock Purchase or the Global IP Purchase.

Section 5.10     Investment Intent.  The Buyer acknowledges that the Company Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Buyer’s representations contained in this Agreement.  The Buyer is acquiring the Company Shares for the Buyer’s own account for investment only and not with a view towards their distribution in violation of applicable Law.  The Buyer is an accredited investor within the meaning of Regulation D under the Securities Act.

Section 5.11     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission from the Seller in connection with the Stock Purchase or the Global IP Purchase based on arrangements made by or on behalf of the Buyer or its Subsidiaries.

Section 5.12     Independent Investigation.  In entering into this Agreement and each of the other documents and instruments relating to the Stock Purchase and the Global IP Purchase, the Buyer has relied solely upon its own investigation and analysis, and the Buyer acknowledges and agrees (a) that, except for the specific representations and warranties of the Seller contained in ARTICLE IV (including any that are subject to the Seller Disclosure Letter), in any Ancillary Agreement, or in any other agreement, certificate or instrument delivered pursuant to this Agreement, none of the Seller, its Affiliates or any of their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Seller Group, the Company or their respective businesses, operations, technology, assets, liabilities, results of operations, financial condition, prospects or projections, budgets, estimates or operational metrics or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Seller, its Affiliates or any of their respective stockholders, controlling Persons or Representatives, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Buyer or any of its Affiliates, stockholders or Representatives and (b) that, to the fullest extent permitted by applicable Law, none of the Seller, its Affiliates or any of their respective stockholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to the Buyer, its Affiliates, stockholders or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Buyer, its Affiliates, stockholders or Representatives, except as and only to the extent expressly set forth in this Agreement, the Ancillary Documents and Seller Disclosure Letter.  The Buyer acknowledges and agrees that it has been furnished with, or given adequate access to, all information and materials relating to the members of the

Seller Group and the Company that it has requested and Representatives of the Seller have answered all inquiries that the Buyer has made of them concerning the Seller and the Company.  Notwithstanding the foregoing, any evaluation or investigation by the Buyer or its Representatives shall not affect the representations and warranties made by the Seller in this Agreement or the rights and remedies of the Buyer for breaches of the representations or warranties.

Section 5.13     No Other Representations or Warranties.  Except as and to the extent expressly set forth in this ARTICLE V or in any other agreement, certificate or instrument delivered pursuant to this Agreement, the Buyer and its Affiliates do not make any representations or warranties, express or implied, with respect to the Buyer or any of its assets or liabilities, to the Seller or any other Person, and the Buyer hereby disclaims all liability and responsibility for any other representation or warranty made, communicated, or furnished to the Seller or such other Person.

ARTICLE VI
PRE-CLOSING COVENANTS

Section 6.1       Conduct of the Business.  Without the prior written consent of the Buyer, not to be unreasonably withheld, delayed or conditioned, and except as expressly contemplated by this Agreement or any Ancillary Agreement, or as set forth in Section 6.1 of the Seller Disclosure Letter, or as otherwise required by applicable Law, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to ARTICLE X, the Seller shall and shall cause its Affiliates to conduct the Business, according to the Seller’s and its Affiliates’ ordinary course of business consistent with past practice in all material respects (provided, that Seller and its Affiliates may take such actions and/or omit to take actions in connection with winding down the operations of the Business as it deems reasonably necessary so long as such actions (a) would not violate the terms of the License if such actions were taken after Closing and (b) do not adversely impact (i) the ability of the Seller and its Affiliates to consummate the transactions contemplated hereby, (ii) the Juicy IP Assets, (iii) the Juicy Acquired Contracts, (iv) the goodwill of the Business or (v) the Company’s ability to license the Juicy IP Assets following Closing).  For the avoidance of doubt, nothing herein shall prevent the Seller or its Affiliates from terminating leases, assigning leases or subleases or converting leased retail space consistent with the terms of the License or from exercising any and all rights to terminate, kick-out or not renew any lease in accordance with its terms.  Moreover, nothing herein shall require the Seller to perform any remodeling, renovations or other capital expenditures with respect to the Business or to renew or extend any real property leases.  Without limiting the generality of the foregoing, without the prior written consent of the Buyer, not to be unreasonably withheld, delayed or conditioned, and except as expressly contemplated by this Agreement or any Ancillary Agreement, or as set forth in Section 6.1 of the Seller Disclosure Letter, or as otherwise required by applicable Law, from and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to ARTICLE X, the Seller shall not and shall cause its Affiliates not to (in each case solely to the extent such action affects the Juicy IP Assets or, in the case of subsections (a), (b), (c), (d), (h), (j) or (k), the Company):

(a)        Organizational Documents.  Amend any of the Company Organizational Documents;

(b)                              Equity Interests.  (i) Adjust, split, combine or reclassify the Equity Interests of the Company, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Equity Interests of the Company, (iii) grant any Person any right or option to acquire any shares of the Equity Interests of the Company or (iv) issue, deliver or sell any additional shares of Equity Interests of the Company;

(c)                               Indebtedness.  Incur any indebtedness of the Company (including any guaranties by the Company of any indebtedness of any third party) that will remain outstanding as of the Closing;

(d)                              Acquisitions.  Acquire by merger or consolidation with, or by purchase of a substantial portion of stock or assets of (or otherwise), any Person or business or any material assets, except for purchases other than in the ordinary course of business consistent with past practice;

(e)                               Dispositions.  (i) Sell, lease, license, transfer, pledge, grant or dispose of any  material Intellectual Property or other material assets of the Company, other than (A) the sale of inventory in the ordinary course of business, (B) other dispositions in the ordinary course of business or (C) pursuant to any Contract existing and in effect as of the date hereof that is disclosed on Section 4.8 of the Seller Disclosure Letter or entered into after the date hereof in compliance with this Agreement or (ii) create any Lien on any Juicy Assets, except for Permitted Liens and Liens that will be released at or prior to the Closing;

(f)                                Juicy Acquired Contracts.  Amend (other than ministerial amendments) or voluntarily terminate any Juicy Acquired Contract;

(g)                               Legal Actions.  Waive, release, assign, settle or compromise any Juicy Assumed Legal Action, other than (i) in the ordinary course of business consistent with past practice or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is fully covered by an Insurance Policy;

(h)                              Taxes.  Make any material non-income Tax election or settle and/or compromise any material Tax liability of the Company other than in the ordinary course of business or as contemplated in Section 9.8; prepare any material non-income Tax Return of the Company in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns (unless otherwise required by applicable Law); cause the Company to incur any material liability for Taxes other than in the ordinary course of business or in a transaction contemplated by this Agreement; or file an amended non-income Tax Return;

(i)                                  Registered IP.  Abandon or allow to lapse any Business Registered IP;

(j)                                  Liquidation or Dissolution.  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company; or

(k)                              (i) cause the Company to hire or engage any employees or other service providers, (ii) cause the Company to sponsor, maintain or assume any Liability under, any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, or any other employee benefit plan, program, agreement or arrangement (including, without limitation, any Controlled Group Liability), or (iii) cause the Company to assume any Liability with respect to any current or former Company Employees or any other current or former service providers of the Seller or any of its Subsidiaries or Affiliates; or

(l)                                  Related Actions.  Agree to do any of the foregoing.

The Buyer acknowledges and agrees that nothing in this Section 6.1 shall be construed to restrict or otherwise limit the members of the Seller Group or any of their respective Subsidiaries’ ability to conduct the Seller Business as determined by the members of the Seller Group (in their sole discretion), including taking or cause to be taken any of the actions set forth in this Section 6.1, to the extent such action affects solely the Seller Business and in no way affects in any manner the Juicy IP Assets (or, in the case of subsections (a), (b), (c), (d), (j) or (k) above, the Company.  Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the operations of any member of the Seller Group or the Company before the Closing Date.  Before the Closing Date, the Seller shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of each member of the Seller Group and the Company.  For the avoidance of doubt, the Buyer shall not have any right to control or direct the operations of any member of the Seller Group following the Closing Date.

If the Seller or the Company desires to take an action which would be prohibited pursuant to this Section 6.1 without the written consent of the Buyer, prior to taking such action the Seller may request such written consent by sending an e-mail to all of the individuals set forth in Section 6.1 of the Buyer Disclosure Letter.  Any of the individuals set forth in Section 6.1 of the Buyer Disclosure Letter may grant consent on behalf of the Buyer to the taking of any action that would otherwise be prohibited pursuant to Section 6.1 by e-mail or such other notice that complies with the provisions of Section 10.10.

Section 6.2                          Exclusive Dealing.  During the period from the date of this Agreement through and including the Closing Date, the Seller shall not, and shall cause the Company to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than the Buyer and its Affiliates or Representatives concerning any Alternate Transaction (as defined below) and the Seller shall prevent the Company from entering into any Alternate Transaction.  Furthermore, the Seller shall and shall cause each of its Subsidiaries and its Affiliates or Representatives to (i) immediately cease and cause to be terminated any and all solicitation or intentional encouragement of Alternative Transactions from, provision of information (including through any data room) and discussions or negotiations with respect to Alternative Transactions with, any Person conducted prior to the execution of this Agreement by the Seller, any Subsidiary of the Seller or any of its or their respective Affiliates or Representatives and (ii) promptly request any such Person to promptly return or destroy all confidential information concerning the Company and the Juicy IP Assets in accordance with the applicable confidentiality agreement between the Seller and such Person.  For purposes hereof, an “Alternate Transaction” shall mean any sale or purchase (whether in a single transaction or a series of related transactions) of the Company, the Juicy IP Assets or any portion thereof to a third Person(s) other than the Buyer, the Seller or their respective Affiliates (a “Third Party”).  From the date hereof until the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to ARTICLE X hereof, the Seller shall, within two (2) Business Days, notify the Buyer if it receives any proposal or offer from a third Person for an Alternate Transaction, or any inquiry or contact with any Person with respect thereto, and shall, in any such notice to the Buyer, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

Section 6.3                          Pre-Closing Transactions.

(a)                               Prior to the Closing, the Seller shall, and shall cause the Company and each other Affiliate party thereto to execute and deliver the Pre-Closing Transfer Documents and to consummate the Pre-Closing Transactions as contemplated thereby.

(b)                              If in connection with the Global IP Purchase, the Stock Purchase or the Pre-Closing Transactions a consent, authorization, approval or waiver of a third party (a “Consent”) is required under a Juicy Acquired Contract, the absence of which would constitute a breach or other contravention of Law or the terms of any such Juicy Acquired Contract, the Seller shall and shall cause its Affiliates to use reasonable best efforts to obtain such Consent (at the sole cost of the Seller and such Affiliates other than the Company) without agreeing to any change in the terms of such Juicy Acquired Contract.  The Buyer shall reasonably cooperate with and assist the Seller in obtaining such Consents; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such Consent or consent to any change in the terms of any Juicy Acquired Contract that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or the Company.

Section 6.4                          Contact with Customers, Suppliers and Other Business Relations.  The Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee, tenant, landlord, customer, supplier, distributor or other material business relation of any member of the Seller Group or the Company (in each case, in their capacity as such) prior to the Closing without the prior consent of the Seller and allowing a designee of the Seller the opportunity to be present during any such communication.

Section 6.5                          Efforts; Consents; Filings; Further Action.

(a)                               Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the Parties shall, and shall cause its respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in ARTICLE VIII applicable to such Party are satisfied and to consummate the Stock Purchase and the Global IP Purchase as promptly as practicable following the date of this Agreement.

(b)                              Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, (i) the Seller shall, and shall cause its Affiliates to, use its reasonable best efforts to promptly obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the

Global IP Purchase, the Stock Purchase or the License, (ii) each of the Buyer and the Seller shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to promptly (A) make any other submissions required in connection with the Stock Purchase, the Global IP Purchase or the License under the Securities Act, the Exchange Act, any applicable Competition Law, the CGCL, the Applicable Exchange rules and regulations and any other applicable Law, and (B) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.5 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as practicable.  The Buyer and the Seller shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing.  Neither the Buyer nor the Seller shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Stock Purchase, the Global IP Purchase or the transactions contemplated by the License at the behest of any Governmental Authority without the consent of the Seller or the Buyer, respectively.  Members of the Seller Group shall use commercially reasonable efforts to obtain, on or prior to the Closing Date, all consents, approvals or other authorizations necessary for: (i) the transfer of the Juicy IP Assets and Juicy Assumed Liabilities to the Company, as described in Section 6.3 and (ii) the consummation of the transactions contemplated under this Agreement and all Ancillary Agreements in connection with all Business IP Licenses.  Each of the Buyer and the Seller shall cooperate in the preparation of all required filings, including filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) (which such filings shall be filed within five (5) to ten (10) Business Days after the date of this Agreement), and that of any other Governmental Authority.  Notwithstanding anything to the contrary in this Agreement, neither the Seller (or any of its Affiliates), nor the Buyer (or any of its Affiliates), shall be required to agree to waive any rights or to accept any limitation on its operations or to dispose of any assets in connection with obtaining any such consent, approval or other authorization.  The Seller shall use its commercially reasonable efforts to have, on or prior to the Closing Date, the Specified Collaboration Letters attached as Annex B to the Seller Disclosure Letter executed and delivered by all parties thereto.

(c)                               Each of the Buyer and the Seller shall promptly inform the other party upon receipt of any material communication from any Governmental Authority regarding the Global IP Purchase, the Stock Purchase or the License.  If the Buyer (or any of its Affiliates) or the Seller (or any of its Affiliates) receives a request for additional information from any Governmental Authority that is related to the Global IP Purchase, the Stock Purchase or the License, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request.  Neither the Buyer (or any of its Affiliates) nor the Seller (or any of its Affiliates) shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  Each Party shall promptly advise the other Party of any understandings, undertakings or agreements (oral or written) which such Party (or any of its Affiliates) proposes to make or enter into with any Governmental Authority in connection with the Global IP Purchase, the Stock Purchase or License.  In furtherance and not in limitation of the foregoing and subject to the last sentence of Section 6.5(b), the Buyer shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law as promptly as practicable.

(d)                              Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, the Seller covenants and agrees that, from time to time, upon the Buyer’s request and at the Buyer’s expense, the Seller shall provide any further necessary documentation and do all further acts reasonably requested by the Buyer to confirm and perfect title in and to the Juicy IP Assets in the Buyer, its successors and assigns, including executing and delivering to the Buyer one or more assignment agreements with respect to the Juicy IP Assets in order to record the assignment granted herein with the United States Patent and Trademark Office, United States Copyright Office and equivalent offices in non-U.S. jurisdictions.

(e)                               Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, the Seller shall, and shall cause its respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to provide the Buyer’s independent accountants with access to all books, records and other information relating to the Business and the Company within its control and reasonably requested, to permit the Buyer to comply with its legal and regulatory requirements after the Closing.

(f)                                Notwithstanding anything to the contrary in this Section 6.5, in no event shall the Buyer or any member of the Seller Group be obligated to commence any Legal Action or bear any expense or pay any cost, or grant any concession in connection with obtaining any consents, authorizations or approvals required hereunder; provided, that the payment of all filing fees under the HSR Act shall be borne equally between the Buyer and the Seller.

Section 6.6                          Equity Financing.  The Buyer shall obtain, and shall cause Sponsor to provide, proceeds pursuant to the Equity Commitment Letter on or prior to the Closing on the terms and conditions described in the Equity Commitment Letter.  Without limiting the foregoing, the Buyer shall (i) comply with its obligations under the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter and (iii) enforce all of its rights under the Equity Commitment Letter (or any definitive agreements relating thereto).

Section 6.7                          Resignation of Directors and Officers.  The Seller shall seek resignations of each member of the Board of Directors of the Company and such officers of the Company, such resignations to be effective concurrently with the Closing.

Section 6.8                          Expenses.  Except as expressly provided otherwise in this Agreement, whether or not the Global IP Purchase and the Stock Purchase are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement, the Global IP Purchase, the Stock Purchase or the License (collectively, “Expenses”) shall be paid by the Party incurring those Expenses; provided, that any Expenses incurred by the Company at or prior to Closing shall be paid by the Seller at or prior to Closing.

Section 6.9                          Release of Liens.  At or prior to the Closing, the Seller shall, and shall cause its Affiliates to, use reasonable best efforts to obtain (i) from the agent under the ABL Credit Agreement one or more termination and release letters, that (x) terminate and release the Liens under the ABL Credit Agreement on the Company Shares, the Juicy Global IP Assets and the assets of the Company (including the Juicy IP Assets) and (y) terminate and release the obligations of the Company under the ABL Credit Agreement and related loan documents, in each case, effective as of immediately after the Closing upon the receipt of the net cash proceeds of the Global IP Purchase and the Stock Purchase by the agent under the ABL Credit Agreement and (ii) from the (x) indenture trustee under the Secured Notes Indenture one or more supplemental indentures releasing the obligations of the Company under the Secured Notes Indenture and related documents and (y) collateral agent under the Secured Notes Indenture one or more termination and release letters that terminate and release the Liens under the Secured Notes Indenture on the Company Shares, the Global IP Assets and the assets of the Company (including the Juicy IP Assets), in each case effective prior to or concurrently with the effectiveness of the termination and release letters described in clause (i) above.

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.1                          Public Announcements; Confidentiality.

(a)                               Except as provided for in this Agreement, the Buyer and the Seller shall, and shall cause their respective Affiliates to, consult with each other before issuing any press release or otherwise making any public statements about this Agreement, the License, the Global IP Purchase or the Stock Purchase.  Neither the Buyer nor the Seller shall (or shall permit their respective Affiliates or Representatives to) issue any such press release or make any such public statement prior to such consultation and the receipt of the prior consent of the other Party, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that Party shall use its commercially reasonable efforts to consult with the other Party before issuing or permitting any such release or making any such public statement.  Notwithstanding the foregoing, without the prior consent of the Buyer, the Seller and any of its Subsidiaries (a) may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice and in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the Buyer.

(b)                              The Buyer and the Seller shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated April 9, 2013, between the Buyer and the Seller (the “Confidentiality Agreement”) with respect to the information disclosed under this Section 7.1.  The Confidentiality Agreement shall terminate at Closing.

(c)                               From and after the Closing, except as otherwise permitted by this Agreement or with the prior written consent of the other Party, each of the Seller and the Buyer shall, shall cause their respective Subsidiaries and Affiliates (including, with respect to the Buyer, its Affiliates and the Company) to, and shall use their commercially reasonable efforts to cause their respective Representatives to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or the rules of any stock exchange on which such Person’s securities are listed or sought to be listed, all confidential documents and information concerning the other Party and its Affiliates (including any information provided to a requesting Party pursuant to this ARTICLE VII, and any information provided pursuant to the Confidentiality Agreement concerning the Seller Group or any Seller Business, but excluding, in the case of the Seller, any information of the Company unless such information relates to the Juicy IP Assets), except (i) to the extent that such information can be shown to have been in the public domain through no fault of such Party or its Subsidiaries or Affiliates, (ii) to the extent that such information can be shown to have been later lawfully acquired by such Party (in the case of the Buyer and its Subsidiaries and Affiliates, from sources other than those (A) related to their prior affiliation with the Seller or its Subsidiaries and (B) the Stock Purchase, the Global IP Purchase and the transactions contemplated by the Ancillary Agreements and the due diligence investigation undertaken in connection therewith), (iii) that such Party may disclose, or may permit disclosure of, such information to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (iv) to the extent that such information is independently developed by such Party, and (v) that such Party may disclose, or may permit disclosure of, such information as required in connection with any legal or other proceeding by such Party against the Seller (in the case of the Buyer and the Company) or the Buyer and the Company (in the case of the Seller).  The obligation of each of the Seller, the Buyer and their respective Subsidiaries and Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 7.2                          Communications; Notices.

(a)                               After the Closing Date, the Seller, on the one hand, and the Buyer, on the other hand, shall, and shall cause each of their respective Subsidiaries to deliver to the other Party all communications or notices received by any such Party or its Subsidiaries from any customer or any other Person relevant to the Company (solely to the extent relating to the Juicy Assets) (if such other Party is the Buyer) or Retained Assets and Retained Liabilities (if such other Party is the Seller) as soon as reasonably practicable following receipt of the same.

(b)                              If at any time or from time to time after the Closing Date, any of the Seller and its Subsidiaries, on the one hand, or any of the Buyer and its Subsidiaries (including the Company), on the other hand, receives any cash, checks or other property, including any insurance proceeds, which properly belongs to the other Party or its Subsidiaries (the “Post-Closing Collection Amounts”), (i) such Post-Closing Collection Amounts shall be received by the receiving Party as agent for and on behalf of the other, and (ii) the receiving Party shall promptly notify the other thereof and shall promptly remit all such receipts to the other as soon as practicable, and shall provide to the other information as to the nature, source and classification of such payment.

Section 7.3                          Privacy.  Following Closing, the Buyer will only use the customer data that is included in the Juicy IP Assets  in compliance with the privacy policy available at http://www.juicycouture.com/privacy-policy.html, as of the date  hereof and as set forth on Exhibit D attached hereto, and as such privacy policy may be amended in accordance with its terms, if and to the extent such privacy policy is applicable to each item of customer data.

Section 7.4                          Employee Matters.  The parties to this Agreement acknowledge and agree that no provision of this Agreement shall be construed to (a) create any right to any compensation or benefits whatsoever on the part of any future, present or former employee or independent contractor of the Seller, the Buyer or any of their respective Subsidiaries or Affiliates; or (b) guarantee employment or other service relationship for any period of time or preclude the ability of the Seller, the Buyer or any of their respective Subsidiaries or Affiliates, to terminate any employee or independent contractor for any reason at any time.  Nothing in this Section 7.4 or elsewhere in this Agreement shall be deemed to make any future, present or former employee or independent contractor (or any beneficiary or dependent thereof) a third party beneficiary of this Section 7.4, or this Agreement or any rights relating hereto.

ARTICLE VIII
CONDITIONS

Section 8.1                          Conditions to Each Party’s Obligation.  The respective obligation of each Party to effect the Stock Purchase and the Global IP Purchase is subject to the satisfaction or waiver by both the Seller and the Buyer on or before the Closing Date of each of the following conditions:

(a)                               Competition.  The approvals of the applicable Governmental Authorities set forth in Section 8.1(a) of the Seller Disclosure Letter shall have been obtained.

(b)                              No Orders.  No court of competent jurisdiction in the United States of America shall have issued any Order that enjoins or otherwise prohibits consummation of the Stock Purchase or the Global IP Purchase.

(c)                               Consent and Release of Liens.  At or prior to the Closing, the Seller shall have received (i) from the applicable lenders under the ABL Credit Agreement a consent to the Stock Purchase and the Global IP Purchase and, in connection therewith, from the agent under the ABL Credit Agreement one or more termination and release letters, that (x) terminate and release the Liens under the ABL Credit Agreement on the Company Shares and the Juicy IP Assets and (y) terminate and release the obligations of the Company under the ABL Credit Agreement and related loan documents, in each case, effective upon the consummation of the Closing and the receipt of the net cash proceeds of the Stock Purchase and the Global IP Purchase by the agent under the ABL Credit Agreement and (ii) from the (x) indenture trustee under the Secured Notes Indenture one or more supplemental indentures releasing the obligations of the Company under the Secured Notes Indenture and related documents and (y) collateral agent under the Secured Notes Indenture one or more termination and release letters that terminate and release the Liens under the Secured Notes Indenture on the Company Shares and the Juicy IP Assets, in each case effective prior to or concurrently with the effectiveness of the termination and release letters described in clause (i) above.  The Seller shall have delivered to the Buyer at or prior to the Closing Intellectual Property security interest releases releasing all Liens on the Owned Intellectual Property, in a form ready for filing with the United States Patent and Trademark Office, United States Copyright Office and all other applicable Governmental Authorities.  The Seller shall be responsible for all costs associated with filing such security interest releases with all applicable Governmental Authorities.

Section 8.2                          Conditions to Obligations of the Buyer.  The obligations of the Buyer to effect the Stock Purchase and the Global IP Purchase are also subject to the satisfaction or waiver by the Buyer on or before the Closing Date of the following conditions:

(a)                               Representations and Warranties.  (i) The representations and warranties of the Seller set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.6 shall be true and correct in all respects (other than with respect to the representation set forth in the first sentence of Section 4.6, for de minimis inaccuracies), in each case, at and as of the Closing Date, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and (ii) the representations and warranties of the Seller set forth in this Agreement (other than the representations in Section 4.1, Section 4.2, Section 4.3 and Section 4.6) shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained in them, at and as of the Closing Date, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties in this clause (ii) to be true and correct in all respects would not have, individually or in the aggregate, a Material Adverse Effect;

(b)                              Performance of Obligations.  The Seller shall have performed in all material respects all obligations required to be performed by it on or before the Closing Date under this Agreement;

(c)                               Officer’s Certificate.  At the Closing, the Buyer shall have received a certificate, signed by an executive officer of the Seller, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b) above;

(d)                              Deliveries by the Seller.  The Seller shall have executed and delivered (or caused to be delivered) to the Buyer all of the items set forth under Section 3.2.

(e)                               Pre-Closing Transactions.  The Pre-Closing Transactions shall have been consummated pursuant to the terms of the Pre-Closing Transfer Documents.

Section 8.3                          Conditions to Obligations of the Seller.  The obligation of the Seller to effect the Stock Purchase and the Global IP Purchase is also subject to the satisfaction or waiver by the Seller on or before the Closing Date of the following conditions:

(a)                               Representations and Warranties.  The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Buyer Material Adverse Effect” qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not have a Buyer Material Adverse Effect;

(b)                              Performance of Obligations.  The Buyer shall have performed in all material respects all obligations required to be performed by it on or before the Closing Date under this Agreement;

(c)                               Deliveries by the Seller.  The Buyer shall have executed and delivered (or caused to be delivered) to the Seller all of the items set forth under Section 3.3; and

(d)                              Officer’s Certificate.  At the Closing, the Seller shall have received a certificate, signed by an executive officer of the Buyer, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b) above as of the Closing.

Section 8.4                          Frustration of Closing Conditions.  Neither the Seller, on the one hand, nor the Buyer, on the other hand, may rely, either as a basis for not consummating the Stock Purchase or the Global IP Purchase or for terminating this Agreement and abandoning the Stock Purchase or the Global IP Purchase, on the failure of any condition set forth in Section 8.1, Section 8.2 and Section 8.3, as the case may be, to be satisfied if such failure resulted from such party’s breach of any provision of this Agreement or the License or failure to use its reasonable best efforts to consummate the Stock Purchase, the Global IP Purchase or the License, as required by and subject to Section 6.5.

ARTICLE IX
INDEMNIFICATION

Section 9.1                          Indemnification Obligations.

(a)                               Indemnification by the Buyer.  From and after the consummation of the Closing, subject to the limitations set forth in Section 9.3 herein, the Buyer shall, and shall cause the Company to, jointly and severally, indemnify, defend and hold harmless each member of the Seller Group and each of their respective Subsidiaries and Affiliates, and each of their respective directors, officers, employees and agents (the “Seller Indemnitees”) from and against any and all actual out-of-pocket losses, Liabilities, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Damages”) suffered by a Seller Indemnitee to the extent directly or indirectly arising out of (i) any breach of any of the representations and warranties made by the Buyer in this Agreement (other than the Fundamental Representations) or in any agreement, certificate (including the certificate to be delivered by the Buyer pursuant to Section 8.3(c)) or instrument delivered pursuant hereto, (ii) any breach of any of the Fundamental Representations, (iii) any breach of any covenant made by the Buyer or any of its Affiliates in this Agreement or any Ancillary Agreement (other than Section 9.8), (iv) the Juicy Assumed Liabilities, and (v) the ownership, use or operation of the Juicy IP Assets or the Company or any of its assets or liabilities, to the extent arising after the Closing, except to the extent the Buyer is specifically entitled to indemnification in respect thereof pursuant to Section 9.1(b).

(b)                              Indemnification by the Seller.  From and after the consummation of the Closing, subject to the limitations set forth in Section 9.3, the Seller shall indemnify, defend and hold harmless the Buyer and each of its Subsidiaries and Affiliates, and each of their respective directors, officers and employees (the “Buyer Indemnitees”) from and against any and all Damages suffered by any Buyer Indemnitee to the extent directly or indirectly arising out of (i) any breach of any of the representations and warranties made by the Seller in this Agreement (other than the Fundamental Representations and other than Section 4.10) or in any agreement, certificate (including the certificate to be delivered by the Seller pursuant to Section 8.2(c)) or instrument delivered pursuant hereto (in each case, without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty (except for such qualifications set forth in (x) Section 4.7 and Section 4.13(a) and (y) any qualification to the extent it qualifies an affirmative requirement to list specified items on the Seller Disclosure Letter)), (ii) any breach of any of the Fundamental Representations, (iii) any breach of any covenant made by the Seller in this Agreement or an Ancillary Agreement (other than Section 6.1(h) and Section 9.8), (iv) the Juicy Retained Liabilities, (v) the ownership, use or operation of (A) the Juicy Retained Assets whether arising before or after Closing, and (B) the Company or the Juicy IP Assets, to the extent arising prior to the Closing, (vi) all Liabilities incurred in connection with the Seller’s and its Affiliates’ withdrawal from the National Retirement Fund, and (vii) any transfer, disposition or contribution of any asset or liability of the Company by the Seller or any other member of the Seller Group in connection with the transactions contemplated by the Pre-Closing Transfer Documents, except to the extent expressly contemplated pursuant to the Pre-Closing Transfer Documents that the Company accept such assets or liability.

Section 9.2                          Limitations on Indemnification Obligations.

(a)                               Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Damages shall be asserted by the Seller Indemnitees pursuant to Section 9.1(a)(i) or the Buyer Indemnitees pursuant to Section 9.1(b)(i) unless any individual Damages or group or series of related Damages exceeds $100,000 (such individual Damages or group or series of related Damages that does not exceed $100,000, the “DeMinimis Damages”); provided, that the foregoing clause (a) shall not apply to Damages arising out of or relating to the inaccuracy or breach of any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation.

(b)                              (A)  The Seller shall not have any obligation to indemnify any Buyer Indemnitee pursuant to Section 9.1(b)(i) unless and until the aggregate amount of all such individual Damages incurred or sustained by all Buyer Indemnitees with respect to which the Buyer Indemnitees would otherwise be entitled to indemnification under Section 9.1(b)(i) (which shall not include for such purposes DeMinimis Damages) exceeds $2,100,000 (the “Deductible”), whereupon the Seller shall be liable for all Damages in excess of the Deductible, and (B) the aggregate liability of the Seller to indemnify (or to cause to be indemnified) the Buyer Indemnitees for Damages under Section 9.1(b)(i) shall in no event exceed $10,500,000 (the “Cap”); provided, that the foregoing clause (b) shall not apply to Damages arising out of or relating to the inaccuracy or breach of any representation or warranty to the extent of knowing and actual fraud, willful misconduct or intentional misrepresentation with respect thereto.

(c)                               (A) The Buyer shall not have any obligation to indemnify (or to cause to be indemnified) any Seller Indemnitees pursuant to Section 9.1(a)(i) unless and until the aggregate amount of all individual Damages incurred or sustained by all Seller Indemnitees with respect to which the Seller Indemnitees are entitled to indemnification under Section 9.1(a)(i) (which shall not include for such purposes all DeMinimis Damages) exceeds the Deductible, whereupon the Buyer shall be liable for the full amount of all Damages from the first dollar thereof, and (B) the aggregate liability of the Buyer to indemnify (or to cause to be indemnified) the Seller Indemnitees for Damages under Section 9.1(a)(i) shall in no event exceed an amount equal to the Cap; provided, that the foregoing clause (c) shall not apply to Damages arising out of or relating to the inaccuracy or breach of any representation or warranty to the extent  of knowing and actual fraud, willful misconduct or intentional misrepresentation with respect thereto.

Section 9.3                          Additional Indemnity Limitations.

(a)                               Any Liability subject to indemnification pursuant to this ARTICLE IX shall be (i) net of Insurance Proceeds actually recovered by any Person entitled to indemnification pursuant to this ARTICLE IX (the “Indemnified Party”), and (ii) net of any proceeds actually recovered by an Indemnified Party from any third party (“Third-Party Proceeds”), in each case, net of out-of-pocket collection costs incurred by such Indemnified Party.  If an Indemnified Party receives a payment required by this Agreement from any Person required to make such payment pursuant to this ARTICLE IX (the “Indemnifying Party”) in respect of any Damages (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                              Notwithstanding anything herein to the contrary, except to the extent such Damages are paid to a third party as part of a Third Party Claim in accordance herewith, (i) no Party shall be liable to any Indemnified Party for special, treble, punitive or exemplary Damages as a result of the failure of any representation and warranty to be true and correct, or any breach of any covenant in this Agreement or other agreements referred to herein and (ii) an Indemnified Party shall only be entitled to indirect, incidental or consequential damages (including lost revenues or profits, diminution of value or any damages based on any type of multiple) to the extent such Damages were reasonably foreseeable by the parties hereto as of the date hereof.

(c)                               No Party shall be obligated to indemnify any other Person under this ARTICLE IX with respect to any Damages for which notice of a Third Party Claim was not duly delivered prior to expiration of the applicable survival date pursuant to Section 9.5 below.

(d)                              Each of the Parties shall use its commercially reasonable  efforts to mitigate any Damages that are indemnifiable hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to such Damages; provided, that nothing in this clause (d) shall obligate any Party to commence a Legal Action or expend any funds, incur any costs or expenses to recover any amounts that may otherwise be owing or collectible from third parties or to divest or sell any properties, or disclose any confidential information to any third party without customary and reasonable confidentiality protections therefor.

Section 9.4                          Indemnification Claims Process.

(a)                               All claims for indemnification by either a Seller Indemnitee or Buyer Indemnitee under this ARTICLE IX shall be asserted and resolved in accordance with this Section 9.4 or in the case of claims for indemnification relating to Taxes, Section 9.8.  The Parties shall reasonably cooperate with one another with respect to resolving any claim or liability with respect to which one Party is obligated to provide indemnification hereunder.

(b)                              If a Buyer Indemnitee intends to seek indemnification pursuant to this ARTICLE IX, the Buyer Indemnitee shall promptly, but in no event more than thirty (30) days following such Buyer Indemnitee’s knowledge of such claim, notify the Seller in writing of such claim, describing such claim in reasonable detail (to the extent known at such time) and the amount or estimated amount of the Damages that have been or may be suffered (a “Claims Notice”); provided, that subject to the limitations set forth in Section 9.2, Section 9.3 and Section 9.5, the failure of any Buyer Indemnitee to provide a Claims Notice shall not constitute a waiver of such claim, unless and only to the extent that the resulting delay materially and adversely prejudices the position of the applicable Indemnifying Party with respect to such claim.

(c)                               If a Seller Indemnitee intends to seek indemnification pursuant to this ARTICLE IX, the Seller Indemnitee shall promptly, but in no event more than thirty (30) days following the Seller Indemnitee’s knowledge of such claim, deliver a Claims Notice to the Buyer; provided, that subject to the limitations set forth in Section 9.2, Section 9.3 and Section 9.5, the failure of any Seller Indemnitee to provide a Claims Notice shall not constitute a waiver of such claim, unless and only to the extent that the resulting delay materially and adversely prejudices the position of the applicable Indemnifying Party with respect to such claim.

(d)                              Promptly after the receipt by the Indemnified Party of notice of the commencement of any Legal Action (other than a Contest) involving a third party (such Legal Action, a “Third-Party Claim”) such Indemnified Party shall, if a claim with respect thereto is to be made against any Indemnifying Party pursuant to this ARTICLE IX, give such Indemnifying Party written notice of such Third-Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party.  The Indemnifying Party shall be entitled to conduct and control any Third Party Claim, through counsel of its own choosing reasonably satisfactory to the Indemnified Party and at the Indemnifying Party’s sole expense; provided, that the Indemnifying Party shall not be entitled to assume control of  such Third-Party Claim and the Indemnified Party shall have the right to control such Third Party Claim at the Indemnifying Party’s expense (and the Indemnifying Party may participate in such Third Party Claim through counsel of its choosing at the Indemnifying Party’s expense): (i) to the extent that such Third-Party Claim seeks  an injunction or other equitable relief against the Indemnified Party; (ii) if the Indemnified Party has been advised by counsel that (A) there are one or more legal or equitable defenses available to it with a reasonable prospect of success which are not available to the Indemnifying Party or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnified Party and the Indemnifying Party; (iii) if the Third-Party Claim could reasonably be expected to give rise to Damages which are more than two times (2x) the aggregate amount remaining to be indemnified by the Indemnifying Party under the Cap after giving effect to all other claims paid or pending claims pursuant to Section 9.1; (iv) if the Third-Party Claim relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation of the Indemnified Party; (v) if the Third-Party Claim giving rise to such claim for indemnification is by any customer, supplier, officer or member of management of any Company and an adverse determination with respect to such Third-Party Claim could reasonably be expected to be materially detrimental or to otherwise injure the Indemnified Party’s or its Affiliates’ reputation or future business prospects in circumstances where indemnification alone would not be an adequate remedy for such detriment or injury or (vi) the Indemnifying Party elected to conduct such Third-Party Claim and then failed to conduct or withdrew from the Third-Party Claim. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party (x) shall take all steps necessary to pursue the resolution of such Third-Party Claim in a prompt and diligent manner and (y) shall be entitled to settle or compromise such Third-Party Claim only upon the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Parties agree that the refusal of an Indemnified Party to consent to a settlement will be deemed unreasonable hereunder if such settlement provides only for the payment of money by the Indemnifying Party and not by any Indemnified Party (or is entirely indemnifiable by the Indemnifying Party pursuant to this ARTICLE IX), does not contain any injunctive relief or other restrictions of any kind or nature on the operations of the Indemnified Party, and fully and unconditionally releases the Indemnified Party of all Liability in connection therewith.  Notwithstanding anything to the contrary above, the Indemnified Party shall at any time have the right to settle, compromise or pay any Third-Party Claim or to enter into any agreements, file any papers or consent to the entry of any judgment in connection therewith; provided, that in such event, the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnifying Party consents in writing to such payment or other action or the Indemnifying Party withdraws from the defense of such Third-Party Claim.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third-Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on written advice of counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnified Party shall not settle any Third-Party Claim, unless such settlement is consented to in writing by the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim; provided, that such cooperation does not materially interfere the day-to-day business of the Indemnified Party or any of its Affiliates.  Any consent to be given by a Buyer Indemnitee under this Section 9.4 shall be given by the Buyer acting on behalf of such Buyer Indemnitee and any consent to be given by a Seller

Indemnitee under this Section 9.4 shall be given by the Seller acting on behalf of such Seller Indemnitee.

Section 9.5                          Survival.  Each of the representations and warranties contained in this Agreement, any Ancillary Agreement, and any agreement, certificate or other instrument delivered pursuant hereto shall survive the Closing Date until December 31, 2014, and thereafter, no claims may be made in respect thereof; provided, however, that (i)(A) each of the Fundamental Representations and (B) in the case of fraud, intentional misrepresentation or intentional breach, any representation and warranty, shall survive indefinitely, and (ii) the representations and warranties set forth in Section 4.10 relating to Taxes shall survive until the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).  Claims for indemnification under this Agreement for any failure to perform in breach of any covenant in this Agreement shall survive the Closing in accordance with its terms and if no such term is specified, indefinitely.

Section 9.6                          Indemnity Payments.  Any indemnity payments under Section 9.1 or Section 9.8 shall be treated by the Parties for federal, provincial, state and local income tax purposes (whether foreign or domestic) as a non-taxable reimbursement or purchase price adjustment, except to the extent that a contrary treatment is required by applicable Law.

Section 9.7                          Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, from and after the Closing indemnification pursuant to the provisions of this ARTICLE IX shall be the sole and exclusive remedy of any Party and each of its respective Affiliates (including, in the case of the Buyer after the Closing, the Company) for any misrepresentation or any breach of any representation, warranty, covenant or other provision or agreement contained in this Agreement or any Ancillary Agreement and for any and all other claims arising under, out of or related to this Agreement or any Ancillary Agreement, the negotiation or execution hereof or thereof, or the Stock Purchase or the Global IP Purchase, and no Party or any of its respective Affiliates (including, in the case of the Buyer after the Closing, the Company) shall have any other entitlement, remedy or recourse, at law or in equity, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties, on behalf of themselves and their respective Affiliates (including, in the case of the Buyer after the Closing, the Company), to the fullest extent permitted by Law; provided, that nothing in this Section 9.7 shall limit the right of any Party to specific performance pursuant to Section 10.18; provided, that this Section 9.7 shall not limit a party’s rights to resolve disputes under Section 7.1 hereof in accordance therewith.

Section 9.8                          Tax Matters.

(a)                               Indemnification by the Buyer.  From and after the Closing, subject to the limitations set forth in Section 9.3, the Buyer shall be liable for and pay, and shall indemnify the Seller Indemnitees against, any and all Damages arising out of (i) all Taxes imposed on, asserted against or attributable to the properties, income or operations of the Seller Group attributable to any action by the Buyer or any of its Affiliates on the Closing Date but after the Closing that is outside the ordinary course of business and not contemplated by this Agreement (a “Buyer Tax Act”); and (ii) all Taxes resulting from, arising out of, or incurred with respect to any breach by the Buyer of any of the covenants made in this Section 9.8.

(b)                              Indemnification by the Seller.  From and after the Closing, subject to the limitations set forth in Section 9.3, the Seller shall be liable for and pay, and shall indemnify the Buyer Indemnitees against, any and all Damages arising out of (i) all Taxes that constitute Juicy Retained Liabilities; (ii) all Taxes that are imposed on, asserted against or attributable to the properties, income or operations of the Company, for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (“Pre-Closing Taxes”); and (iii) without duplication, (A) all Taxes resulting from, arising out of, or incurred with respect to (1) any breach of any of the representations or warranties made pursuant to Section 4.10 or in any agreement, certificate or instrument delivered pursuant hereto, as of the date hereby and as of the Closing Date (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualification contained therein), or (2) any breach by the Seller of any of the covenants made in this Section 9.8; (B) all Taxes imposed on the Company as a result of any transaction contemplated by Section 6.3; and (C) all Taxes imposed on the Company as a result of the provisions of Regulations Sections 1.1502-6 or 1.1502-78 or comparable provision of foreign, state or local Tax Law.  Notwithstanding the foregoing, for the avoidance of doubt, the Seller shall not indemnify and hold harmless the Buyer Indemnitees pursuant to this Section 9.8(b) against any Damages to the extent such Damages are attributable to any Buyer Tax Act or to any breach by the Buyer of a covenant in this Section 9.8.

(c)                               Tax Indemnification Procedures.

(i)                                  After the Closing, each Party shall promptly notify the other Party in writing of any demand, claim or notice of the commencement of an audit received by such Party from any Governmental Authority or any other Person with respect to Taxes for which such other Party is liable pursuant to Section 9.8(a) or Section 9.8(b); provided, however, that a failure to give such notice will not affect such other Party’s rights to indemnification under this ARTICLE IX, except to the extent that such Party is actually prejudiced thereby.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.  Payment by an indemnitor of any amount due to an indemnitee under this Section 9.8 shall be made within thirty (30) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable Person is due by the indemnitee; provided, that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority or other applicable Person.

(ii)                              All amounts required to be paid pursuant to this Section 9.8 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.

(d)                              Tax Audits and Contests; Cooperation.

(i)                                  The Seller shall control the conduct, through counsel of its own choosing at its own expense, of any inquiry, claim, assessment, audit, claim for refund or administrative or judicial proceeding involving any asserted Tax liability or Taxes with respect to the Company (each, a “Contest”) relating to taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) for which the Seller may be liable under this Agreement, and the Seller shall be able to settle, compromise and/or concede such Contest in its sole discretion; provided, however, that neither the Seller nor any of its Affiliates shall enter into any settlement of or otherwise compromise and/or concede such Contest that materially and adversely affects the Tax liability of the Buyer or the Company or any Affiliate of the foregoing for any period ending after the Closing Date without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  The Seller shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any such Contest.  The Seller shall, in good faith, allow the Buyer to make comments to the Seller regarding the conduct of or positions taken in any such Contest and the Buyer, at its own expense, shall be entitled to participate in any such Contest (other than any such Contest that relates to a consolidated, unitary or combined Tax Return).  With the written consent of the Seller in its sole discretion, the Buyer shall have the right to assume control of such Contest but shall not be able to settle, compromise and/or concede such Contest (or portion thereof) without the written consent of the Seller not to be unreasonably withheld, conditioned or delayed.

(ii)                              The Buyer shall control the conduct, through counsel of its own choosing at its own expense, of any Contest relating to a Straddle Period (a “Straddle Period Contest”), but the Seller shall have the right to participate in such Straddle Period Contest at its own expense.  The Buyer shall keep the Seller fully and timely informed with respect to the commencement, status and nature of any such Straddle Period Contest.  The Buyer shall, in good faith, allow the Seller to make comments to the Buyer regarding the conduct of or positions taken in any such Straddle Period Contest.  The Buyer shall not be able to settle, compromise and/or concede such Contest (or portion thereof) without the written consent of the Seller, not to be unreasonably withheld, conditioned or delayed.  With the written consent of the Buyer in its sole discretion, the Seller shall have the right to assume control of such Straddle Period Contest but shall not be able to settle, compromise and/or concede such Straddle Period Contest (or portion thereof) without the written consent of the Buyer not to be unreasonably withheld, conditioned or delayed.

(iii)                          From and after the Closing, the Seller and the Buyer shall, and the Buyer shall cause the Company to, furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest (including, for the avoidance of doubt, any claim for refund or credit pursuant to Section 9.8(g)).  The Seller and the Buyer shall, and the Buyer shall cause the Company to, reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.8(d)(iii).  Any information obtained under this Section 9.8(d)(iii) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(iv)                          From and after the Closing, each of the Buyer, the Company shall (A) use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company that relate to Pre-Closing Taxable Periods or Straddle Periods for seven (7) years and shall thereafter provide the Seller with ninety (90) days’ written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (B) transfer such records to the Seller upon its written request prior to any such destruction, abandonment or disposition and (C) allow the Seller and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as the Seller may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by the Seller during normal business hours.  Any information obtained under this Section 9.8(d)(iv) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(e)                               Preparation of Tax Returns and Payment of Taxes.

(i)                                  The Seller shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company with respect to any Pre-Closing Taxable Period that are required to be filed with any Governmental Authority after the Closing Date and shall remit to the relevant Governmental Authority or the Company any Taxes due in respect of such Tax Returns within five (5) Business Days prior to the date such Tax is due; provided, that the Seller shall prepare all such non-income Tax Returns in accordance with the past practice (unless otherwise required by applicable Law).  The Seller shall submit all such Tax Returns (or, in the case of a consolidated Tax Return, the portion of any such consolidated Tax Return that relates to the Company) to the Buyer as soon as reasonably practicable (but no less than thirty (30) days) before the due date of such Tax Returns for the Buyer’s review (unless such Tax Returns are filed directly by the Seller or its Affiliates or Representatives, in which case such Tax Returns shall be submitted to the Buyer as soon as reasonably practical after the due date of such Tax Returns).

(ii)                              With respect to Tax Returns that are required to be filed by or with respect to the Company for Straddle Periods (“Straddle Returns”), such Straddle Returns shall be prepared by the Buyer in accordance with the past practice of the Seller (unless otherwise required by applicable Law), and the Seller shall be responsible for the Pre-Closing Taxes due in respect of such Straddle Returns; provided, that the Buyer shall submit all such Tax Returns to the Seller no later than thirty (30) days prior to the due date of such Tax Returns for the Seller’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed.  If the Seller disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection no later than fifteen (15) days after the Buyer’s delivery of such Tax Return to the Seller.  The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the Parties cannot resolve any disputed item within fifteen (15) days of the Seller’s notification to the Buyer of such disputed item, the item in question shall be resolved by the Accounting Firm.  The fees and expenses of the Accounting Firm shall be borne equally by the Seller and the Buyer.  The Seller and the Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a written report resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission; provided, however, that to the extent a Tax Return must be filed prior to the resolution or reporting on such Tax Return, the Tax Return shall be filed as prepared by the Buyer but the Parties will file an amended Tax Return as necessary to reflect the decisions of the Accounting Firm.  The Buyer shall notify the Seller of any amounts due from the Seller in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and the Seller shall remit such payment to the Buyer no later than five (5) Business Days prior to the date such Straddle Return is due.

(iii)                          Neither the Buyer nor any of its Affiliates shall (or shall cause or permit the Company to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Taxable Period (or with respect to any Straddle Period), without the written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, in the event a Tax Return is filed while a Contest relating to Taxes for which the Seller or the Buyer might have an indemnification obligation pursuant to this Section 9.8 is pending, and such Tax Return must be amended as a result of and based upon the resolution of such Contest, the Buyer agrees to amend such Tax Return solely to reflect the resolution of such Contest and the Seller shall not withhold its consent to such amendment.

(f)                                Straddle Periods.  For purposes of this Agreement, in the case of any Taxes of the Company that are payable with respect to any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 9.8(f) shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company, to the extent applicable.

(g)                               Refunds.  If the Company is entitled to claim a refund from a Governmental Authority of Taxes in respect of any taxable period (or portion thereof) ending on or before the Closing Date or any other Taxes as to which the Seller is responsible to indemnify pursuant to Section 9.8(b) (in each case, relating to the resolution of a Contest described in Section 9.8(d)), it shall promptly notify the Seller of the availability of such refund claim and, upon the Seller’s request and at the Seller’s expense, shall make a timely claim to such Governmental Authority for such refund.  The Seller will be entitled to any credits and refunds of Taxes in respect of any taxable period (or portion thereof) ending on or before the Closing Date or any other Taxes as to which the Buyer has been indemnified by the Seller pursuant to Section 9.8(b) (in each case, including pursuant to a claim for refund made pursuant to the preceding sentence).  The Buyer shall cause such refund or the amount of such credit to be paid to the Seller promptly after it is received or applied against any Tax liability which relates to a taxable period (or the portion of a Straddle Period) that begins after the Closing Date, net of reasonable fees or expenses incurred by the Buyer or the Company in obtaining such refund or credit.  To the extent a refund or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, the Seller shall pay to the Buyer the amount of such disallowed or reduced refund or credit against Taxes.

(h)                              Tax Treatment of Indemnity Payments.  It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price, as applicable, for all federal, state, local and foreign Tax purposes, and the Parties shall file their Tax Returns accordingly.

(i)                                  Conveyance Taxes.  The Buyer agrees to pay (and reimburse to the Seller, if necessary) all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the Stock Purchase or the Global IP Purchase, and the Seller and the Buyer shall jointly file all required change of ownership and similar statements.

(j)                                  Termination of Tax Allocation Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, shall be terminated as to the Company prior to the Closing Date and, from and after the Closing, neither the Buyer nor the Company shall be obligated to make any payment pursuant to any such agreement or arrangement for any past or future period.

(k)                              Tax Elections.  From and after the Closing Date, the Buyer shall not, and shall cause the Company not to, without the prior consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that is effective on or before the Closing Date.

(l)                                  FIRPTA Certificate.  The Seller shall deliver to the Buyer at the Closing a certificate, in compliance with Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

Section 9.9                          Seller Waiver.  Notwithstanding anything to the contrary contained herein, the Seller shall not exercise or assert any right of contribution or right to indemnity or any other right or remedy against the Company or any of their Affiliates in connection with any indemnification obligation or any other Liability to which the Seller may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

Section 9.10                  Effect of Investigation.  The representations, warranties and covenants of the Parties to this Agreement, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.2 or Section 8.3.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.1                  Termination by Mutual Consent.  This Agreement may be terminated at any time before the Closing Date by mutual written consent of the Buyer and the Seller.

Section 10.2                  Termination by Either the Buyer or the Seller. This Agreement may be terminated by either the Buyer or the Seller at any time before the Closing Date:

(a)                               if the Stock Purchase and the Global IP Purchase have not been consummated by December 31, 2013 (as it may be extended pursuant to the proviso in this Section 10.2(a), the “Termination Date”); provided, that if the conditions set forth in Section 8.1(a) or Section 8.1(b) have not been satisfied and all other conditions in ARTICLE VIII are satisfied or are capable of being satisfied by such date, then the Buyer or the Seller may elect, by notice to the other Party, to extend the Termination Date to February 28, 2014.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.2(a) shall not be available to any Party whose breach of any covenant or agreement of this Agreement has resulted in the failure to consummate the Stock Purchase and the Global IP Purchase by such date; or

(b)                              if any Order of any court of competent jurisdiction in the United States of America permanently enjoins or otherwise prohibits consummation of the Stock Purchase or the Global IP Purchase, and such Order has become final and nonappealable; provided, that the right to terminate this Agreement under this Section 10.2(b) shall not be available to any Party to this Agreement whose breach of this Agreement has resulted in the imposition of such Order.

Section 10.3                  Termination by the Buyer.  This Agreement may be terminated by the Buyer at any time before the Closing Date if the Seller materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach (a) would give rise to the failure of a condition to Closing set forth in Section 8.2(a) or Section 8.2(b) and (b) has not been cured by the Seller within the earlier of (i) twenty (20) Business Days after the Seller’s receipt of written notice of such material breach from the Buyer and (ii) one (1) Business Day prior to the Termination Date, but in each case only so long as the Buyer is not then in material breach of representations, warranties, covenants or agreements contained in this Agreement, which material breach would give rise to the failure of a condition to Closing set forth in Section 8.3(a) or Section 8.3(b).

Section 10.4                  Termination by the Seller.  This Agreement may be terminated by the Seller at any time before the Closing Date:

(a)                               if the Buyer materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach (i) would give rise to the failure of a condition to Closing set forth in Section 8.3(a) or Section 8.3(b), and (ii) has not been cured by the Buyer within the earlier of (A) twenty (20) Business Days after the Buyer’s receipt of written notice of such material breach from the Seller and (B) one (1) Business Day prior to the Termination Date, but in each case only so long as the Seller is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement, which material breach would give rise to the failure of a condition to Closing set forth in Section 8.2(a) or Section 8.2(b);

(b)                              if all conditions to the Closing set forth in Section 8.1 and Section 8.2 have been satisfied (other than any condition the failure of which to be satisfied has been materially contributed to by the breach of this Agreement by the Buyer or any of its Affiliates and other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied) and the Buyer has failed to consummate the Closing when otherwise required pursuant to Section 3.1.

Section 10.5                  Effect of Termination.  If this Agreement is terminated pursuant to this ARTICLE X, it shall become void and of no further force and effect, with no liability on the part of any Party, except that (a) if such termination results from (i) the willful failure of any Party to perform its covenants, obligations or agreements contained in this Agreement (it being expressly understood that failure to deliver to the Seller the Purchase Price when due hereunder shall be deemed willful) or (ii) the intentional and knowing breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be fully liable for any Damages incurred or suffered by the other Party as a result of such failure or breach and (b) Section 6.8, Section 7.1(b), this Section 10.5, 0 and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.6                  Interpretation.  Unless the express context otherwise requires:

(a)                               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                              terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)                               references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(d)                              wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)                               references herein to any gender shall include each other gender;

(f)                                references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 10.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(g)                               references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h)                              with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding;”

(i)                                  the word “or” shall be disjunctive but not exclusive;

(j)                                  references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k)                              references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l)                                  the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(m)                          with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(n)                              if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o)                              references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

Section 10.7                  Governing Law.  This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy (whether in contract or tort) arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement (including any cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this

Agreement), shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles thereof.

Section 10.8                  Submission to Jurisdiction; Service.  Each Party (on behalf of itself and its Affiliates) (a) irrevocably and unconditionally submits to the personal jurisdiction of the state and federal courts located in New York, New York, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state or federal courts located in New York, New York (the “Chosen Courts”), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not (and will not permit any of its Affiliates to) bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Notwithstanding the foregoing, nothing herein shall prevent or limit any Party from seeking to enforce any judgment of the Chosen Courts in any court of competent jurisdiction. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.10 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 10.9                  Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered and understands the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.9.

Section 10.10          Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to the Seller, to:

Fifth & Pacific Companies, Inc.
1441 Broadway
New York, NY 10018
Attention:  Nicholas Rubino, Esq.
Facsimile:  (201) 295-6118
Email:  nick_rubino@fnpc.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Attention:  Kelley D. Parker, Esq.

Justin G. Hamill, Esq.

Robert B. Schumer, Esq.

Facsimile:  (212) 757-3990

Email:  kparker@paulweiss.com

jhamill@paulweiss.com

rschumer@paulweiss.com

and

If to the Buyer, to:

Authentic Brands Group, LLC

100 West 33rd St., Suite 1007

New York,  NY  10001

Telecopy:  +1 (212) 760-2419

Attention:  Jamie Salter

with copies (which shall not constitute notice) to:

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Telecopy:  +1 (310) 954-0404

Attention:  Jonathan Seiffer

and

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Telecopy:  +1 (212) 751-4864

Attention:  Howard Sobel and John Giouroukakis

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery (unless such delivery occurs after business hours, then on the day following such delivery), (b) if by facsimile or email, on the day on which such facsimile or email was sent (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof

Section 10.11          Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 10.12          Extension; Waiver.  At any time before the Closing, the Buyer, on the one hand, and the Seller, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 10.13          Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Seller Disclosure Letter, the Buyer Disclosure Letter, the Ancillary Agreements, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.  The Buyer has not relied on the accuracy or completeness of any information provided, or on the absence of any material information not disclosed by the Seller, in each case, except as expressly provided for in the representations and warranties agreed to by the Parties relating to the subject matter of this Agreement.  The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and, except as set forth in this Agreement or the Ancillary Agreements, the Parties expressly disclaim that they are owed any duties or are entitled to any remedies.  Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement or the Ancillary Agreements (including any representations and warranties set forth herein or in the Ancillary Agreements, made in connection herewith or the Ancillary Agreements or as an inducement to enter into this Agreement or the Ancillary Agreements) or any claim or cause of action otherwise arising out of or related to the Stock Purchase or the Global IP Purchase shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement or the Ancillary Agreements); and each of the Parties hereby agrees that no Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement or the Ancillary Agreements.

Section 10.14          No Third-Party Beneficiaries.  Except for ARTICLE IX, which shall be for the benefit of the Persons identified therein, the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 10.15          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 10.16          Rules of Construction.  The Parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such Party that such item is material, that such item has had or would have a Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.  The representations, warranties and covenants made by the Parties in this Agreement and in any of the Ancillary Agreements are qualified by information set forth in the sections of the Seller Disclosure Letter and the Buyer Disclosure Letter which correspond to the applicable sections of this Agreement.  Representations and warranties may be used as a tool to allocate risks between the Parties, including where the Parties do not have complete knowledge of all facts.  Investors are not third-party beneficiaries under the Agreement or under any of the Ancillary Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Seller or any of its Subsidiaries or Affiliates.

Section 10.17          Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.  No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other Party, which any such party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.  Notwithstanding the foregoing, the Buyer may, without the consent of any other Party hereto, assign all or any portion of its rights or liability under this Agreement (a) to any Affiliate of the Buyer, provided, that the Buyer shall remain liable under this Agreement and such assignment shall in no way diminish the effectiveness or value of the Guarantee and (b) as collateral to any financial or lending institution providing financing to the Buyer in connection with the transactions contemplated hereby, so long as, in each case, such assignment does not and would not be reasonably expected to materially impair or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 10.18          Specific Performance.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that prior to the Closing, the Seller shall be entitled to specific performance to cause the Buyer to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the Equity Commitment Letter and to cause the Buyer to consummate the Stock Purchase and Global IP Purchase, including to effect the Closing in accordance with Section 3.1, on the terms and subject to the conditions in this Agreement.  Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.19          No Recourse.  Except as otherwise expressly provided herein, the Equity Commitment Letter or in the Guarantee, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the entities that are expressly identified as Parties hereto and, except as expressly contemplated by the Equity Commitment Letter and the Guarantee, no other Person shall have any liability for any obligations or liabilities of the Parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

Section 10.20          Exhibits and Schedules.  All exhibits, disclosure letters and other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.21          Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.  This Agreement shall become effective when, and only when, each Party shall have received a counterpart signed by all of the other Parties.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

BUYER:

ABG-JUICY LLC

By:	/s/ Jamie Salter
Name: Jamie Salter
Title: Chief Executive Officer

SELLER:

FIFTH & PACIFIC COMPANIES, INC.

By:	/s/ Nicholas Rubino
Name: Nicholas Rubino
Title: Senior Vice President, Chief Legal Officer, General Counsel and Secretary

JUICY COUTURE, INC.

By:	/s/ Nicholas Rubino
Name: Nicholas Rubino
Title: Senior Vice President, Chief Legal Officer, General Counsel and Secretary

[Signature Page to Stock Purchase Agreement]